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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

☒	CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 14, 2003

COMMISSION FILE NUMBER: 000-21571

Monster Worldwide, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	13-3906555 (IRS Employer Identification No.)

622 Third Avenue, New York, New York 10017
(Address of principal executive offices)(Zip code)

(212) 351-7000
(Registrant's telephone number, including area code)

MONSTER WORLDWIDE, INC.

ITEM 5. OTHER EVENTS

        In August 2003, the Company terminated its joint venture arrangement with Ninemsn in Australia and New Zealand. The Company has shut down its websites in Australia and New Zealand (Monster.au and Monster.nz) and has redirected all traffic to its Monster.com website. The Company's shut down plan includes employee terminations, client notifications and property abandonment. The Company's shut down plan was substantially complete as of August 15, 2003 (the "Disposition"). Accordingly, the financial statements have been restated to reflect the Disposition as discontinued operations for all periods presented.

        The consolidated financial statements included herein as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002 have been retroactively restated to reflect the distribution of the common stock of Hudson Highland Group, Inc. and the Disposition of the joint venture arrangement as discontinued operations for all periods presented. In addition, Management's Discussion and Analysis of Financial Condition and Results of Operations has been revised to reflect the distribution of the common stock of Hudson Highland Group, Inc. and Disposition for all periods presented.

        As previously reported, on March 31, 2003, Monster Worldwide, Inc. ("Monster Worldwide" or the "Company"), completed the distribution (the "spin-off") of the common stock of Hudson Highland Group, Inc. ("HH Group"), previously reported as the eResourcing and Executive Search divisions of Monster Worldwide. The spin-off was effected by way of a pro-rata tax free dividend (the "Distribution") of the common stock of HH Group to holders of Monster Worldwide common stock on March 31, 2003. In the Distribution, Monster Worldwide's stockholders received one share of HH Group common stock for every 13 1/3 shares of Monster Worldwide common stock owned. Monster Worldwide's stockholders paid no consideration for the shares of HH Group stock they received. As a result of the spin-off, the Company's financial statements were previously restated to reflect HH Group as discontinued operations for all periods presented.

MONSTER WORLDWIDE, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster, the leading global online careers network. We also own TMP Worldwide, the world's largest Yellow Pages and one of the worlds largest recruitment advertising agency networks and provider of direct marketing services. Headquartered in New York with approximately 4,500 employees in 19 countries, our clients include more than 90 of the Fortune 100 and more than 490 of the Fortune 500 companies.

        Our flagship brand Monster was founded in 1994 (the 454th commercial website in the world) and has since revolutionized the way employers and job seekers connect with one another. We help clients streamline and more effectively manage their entire hiring process by providing them with one-stop-shopping for their recruitment and career management needs online.

        As of September 30, 2003, the Monster global network consists of 20 local content and language sites in countries throughout North America, Europe and the Asia Pacific Region. We recorded over 53.5 million visits during the month of September 2003 according to independent research conducted by I/PRO and offer a database of over 30 million resumes.

        In August 2003, the Company terminated its joint venture arrangement (the "JV") with Ninemsn in Australia and New Zealand. The Company has shut down its websites in Australia and New Zealand (Monster.au and Monster.nz) and has redirected all traffic to its Monster.com website. The Company's shut down plan includes employee terminations, client notifications and property abandonment. The Company's shut down plan was substantially complete as of August 15, 2003 (the "Disposition"). Accordingly, the financial statements have been restated to reflect the Disposition as discontinued operations for all periods presented.

        As previously reported, on March 31, 2003, we completed the distribution (the "spin-off") of the common stock of Hudson Highland Group, Inc. ("HH Group"), previously reported as our eResourcing and Executive Search divisions. The spin-off was effected by way of pro-rata tax free dividend (the "Distribution") of the common stock of HH Group to holders of our common stock on March 31, 2003. In the Distribution, our stockholders received one share of HH Group common stock for every 13 1/3 shares of our common stock owned. Our stockholders paid no consideration for the shares of HH Group stock they received. As a result of the spin-off, our financial statements were previously restated to reflect HH Group as discontinued operations for all periods presented.

Critical Accounting Policies and Items Affecting Comparability

        Quality financial reporting relies on consistent application of Company accounting policies that are based on accounting principles generally accepted in the United States. The policies discussed below are considered by management to be critical to understanding our financial statements and often require management judgment and estimates regarding matters that are inherently uncertain. When such judgments and estimates are required, all material developments and resolutions are discussed with our audit committee.

Revenue Recognition and Work-In-Process

        Monster.    Our Monster division earns revenue primarily for the placement of job postings on the websites of the Monster network, and access to its online resume database. Such website related revenue is recorded on a gross basis and is recognized over the length of each underlying agreement, typically one to twelve months. Unearned revenue is reported on the balance sheet as deferred revenue.

        Advertising & Communications.    Our Advertising & Communications division derives revenue from recruitment advertisements placed in newspapers, Internet career job boards such as Monster and also earns associated revenue for supplementary services. Revenue is recorded net of advertising costs, which we bill to the customer as a pass through cost. Revenue is generally recognized based on the placement date for newspapers and other print media. Online media revenue is recognized when services are purchased.

        Directional Marketing.    Our Directional Marketing division derives revenue primarily from the placement of advertisements in telephone directories (Yellow Pages advertising), as well as revenue from mortgage companies, real estate firms and other moving related companies through its online relocation product, Monstermoving. Revenue for Yellow Pages advertisements is recognized on the publication's closing dates and recorded net of publisher advertising costs, which we pass on to the customer. Direct operating costs incurred that relate to future revenue for Yellow Pages advertisements are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related revenue is recognized as income. Revenue related to the division's Monstermoving product is derived primarily from advertisements placed on the website and links to advertisers' websites, and is recognized over the stated terms of the contract, typically a three to twelve month period. Unearned revenue and advance payments by customers are reported on the balance sheet as deferred revenue.

Goodwill and Intangibles

        Goodwill represents acquisition costs in excess of the fair value of net tangible assets of businesses purchased and intangibles consist primarily of the value of client lists, non-compete agreements, trademarks and goodwill. With the exception of goodwill these costs are being amortized over periods ranging from two to thirty years. In conjunction with our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), we evaluate our goodwill annually for impairment, or earlier if indicators of potential impairment exist. The determination of whether or not goodwill or other intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting units. Changes in our strategy and or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets. In addition, SFAS 142 eliminates the amortization of indefinite lived intangible assets.

        In connection with our implementation of SFAS 142, the Company has recorded a non-cash charge of $428.4 million, net of tax, at January 1, 2002, which has been reflected in our consolidated statement of operations as a cumulative effect of accounting change for the year ended December 31, 2002. The Company has adopted a policy to review each reporting unit for impairment using a discounted cash flow approach that uses forward-looking information regarding market share, revenues and costs for each reporting unit as well as appropriate discount rates. As a result, changes in these assumptions and current working capital could materially change the outcome of each reporting unit's fair value determinations in future periods, which could require a further permanent write-down of goodwill. A 1% decrease in the discount rate utilized in the discounted cash flow approach, calculated upon adoption of SFAS 142, at January 1, 2002, would have reduced the amount of the impairment charge by approximately $50 million, while a 1% increase in the discount rate would have increased the amount of the impairment charge by approximately $53 million. The write-down of goodwill shown as a cumulative effect of an accounting change in our consolidated statement of operations for the year ended December 31, 2002 was determined using the forward-looking information that was available to us on January 1, 2002. In 2002, the Company again reviewed each reporting unit for impairment, taking into consideration our spin-off transaction and business reorganization initiatives in 2002, and no further impairment was identified. A 1% increase in the discount rate utilized in the discounted cash flow model used to assess the recoverability of goodwill in the fourth quarter of 2002 would have identified potential impairment in our former eResourcing and Executive Search reporting units, and as a result, we would have had to calculate the implied fair value of goodwill using the steps provided for in SFAS 142, including the identification of potentially unrecognized intangible assets and compare such value to the carrying amount of our goodwill. Had this step been required, it would have resulted in an impairment charge in our former eResourcing and Executive Search reporting units of approximately $92 million. A decrease in the discount rate would have had no effect on the Company's financial statements. The Company will continue to evaluate its goodwill for impairment on an annual basis or sooner if indicators of potential impairment exist. The estimates that we have used are consistent with the plans and estimates that we are using to manage the underlying business. If we fail to achieve our estimates of market share or if labor markets fail to improve, we may incur further charges for impairment of goodwill.

Long-lived Assets

        With the exception of goodwill, long-lived assets such as intangibles and property and equipment, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and their eventual disposition is less than their carrying amount. Impairment, if any, is assessed using discounted cash flows. The determination of whether or not long-lived assets have become impaired involves a significant level of judgment in developing the assumptions underlying the approach used to determine the estimated future cash flows expected to result from the use of those assets. Changes in our strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets.

Merger, Integration, Restructuring and Business Reorganization and Spin-off Plans

        We have recorded significant charges and accruals in connection with our merger, integration, restructuring and business reorganization and spin-off plans. These accruals include estimates pertaining to employee separation costs and the settlements of contractual obligations resulting from our actions. Although we do not anticipate significant changes, the actual costs may differ from these estimates.

Contingencies

        We are subject to legal proceedings, lawsuits and other claims related to labor, service and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Accounts Receivable

        We are required to estimate the collectibility of our trade receivables and notes receivable. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of our customers. Changes in required reserves may occur due to changing circumstances, including changes in the current market environment or in the particular circumstances of individual customers. The Company assesses the recoverability of accounts receivable by performing a specific account review of significant customer accounts and applying general reserve percentages (based on historical collection experience) to the remaining population of customer accounts. The allowance for doubtful accounts approximates 8.2% of our accounts receivable portfolio as of December 31, 2002. A 1% change in the calculation of bad debt reserves for the year ended

December 31, 2002, would have impacted the allowance for doubtful accounts by approximately $3.1 million.

Interim Financial Reporting

        As permitted under generally accepted accounting principles, interim accounting for certain expenses, such as income taxes, are based on full year assumptions. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual income tax rates. Marketing and promotion expenses, specific to our Monster segment, are recorded for interim financial reporting purposes in proportion to actual revenue as a percent of estimated annual revenue for the Monster segment, which are adjusted during interim periods as our forecasts for such revenue change.

Results of Operations

        The following table sets forth certain statement of operations data and cash flow information (in thousands):

	Year Ended December 31,
	2002	2001	2000
STATEMENT OF OPERATIONS DATA:
Revenue:
Monster	$414,367	$533,830	$377,682
Advertising & Communications	166,852	216,489	256,126
Directional Marketing	119,321	124,255	117,245

Total revenue	$700,540	$874,574	$751,053

Total operating expenses	$707,190	$730,417	$654,340

Operating income (loss)	$(6,650)	$144,157	$96,713

Income (loss) from continuing operations before accounting change	$(15,022)	$94,322	$69,613

Net income (loss)	$(534,896)	$69,020	$50,863

CASH FLOW INFORMATION:
Cash provided by operating activities of continuing operations	$96,397	$178,882	$176,349
Cash used in investing activities of continuing operations	(54,358)	(297,191)	(87,680)
Cash provided by (used in) financing activities of continuing operations	(17,460)	14,692	539,740
Cash used in discontinued operations	(180,698)	(130,233)	(123,157)
Effect of exchange rate changes on cash and cash equivalents	7,094	(1,834)	(1,678)

The Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Consolidated Revenue

        The difficult global economic environment and rise in U.S. unemployment in particular, has had a negative impact on our revenue as our clients' hiring needs and related resources diminished throughout 2001 and 2002. Our total revenue for the year ended December 31, 2002 was $700.5 million, a decrease of $174.1 million or 19.9% versus $874.6 million in 2001. The largest declines were recognized in our Monster and Advertising & Communications segments that are particularly sensitive to fluctuations in the global economic and employment markets. The 2002 period also reflects a benefit from favorable currency exchange rates of $19.2 million when compared to the prior year. In our experience, companies have been reluctant to commit extensive resources to their hiring needs at the first sign of economic recovery. Therefore, we expect there to be a time lag between a general economic recovery and improvement in the global labor markets.

Monster

        The operating results of our Monster division for the years ended December 31, 2002 and 2001 are as follows:

	Year Ended December 31,
(in thousands)	2002	2001
Revenue	$414,367	$533,830

Salaries and related, office and general, marketing and promotion	335,848	378,962
Amortization of intangibles	1,451	2,952
Merger, integration, business reorganization, spin-off costs and other special charges	49,063	(707)

Total operating expenses	386,362	381,207

Operating income	$28,005	$152,623

        Monster reported revenue of $414.4 million for the year ended December 31, 2002, a decrease of $119.4 million or 22.4% over the $533.8 million reported in 2001. The decrease in Monster's revenue reflects the effects of a weak global economy and the increased unemployment rate. We continue to focus on cross-selling opportunities with our other divisions and have introduced new revenue-generating products and services in both the private and public sectors, such as Monster Government Solutions. Also included in Monster's revenue for 2002 and 2001 is $20.4 million and $24.4 million, respectively, for Monster revenue earned from cross-selling with our former staffing division, now the staffing division of HH Group. Monster generated operating income of $28.0 million for the year ended December 31, 2002, a decrease of $124.6 million from the $152.6 million reported in the comparable 2001 period.

Advertising & Communications

        The operating results of our Advertising & Communications division for the years ended December 31, 2002 and 2001 are as follows:

	Year Ended December 31,
(in thousands)	2002	2001
Revenue	$166,852	$216,489

Salaries and related, office and general, marketing and promotion	164,735	199,303
Amortization of intangibles	285	6,150
Merger, integration, business reorganization, spin-off costs and other special charges	37,021	21,714

Total operating expenses	202,041	227,167

Operating loss	$(35,189)	$(10,678)

        Advertising & Communications revenue was $166.9 million for the year ended December 31, 2002, a 22.9% decrease from $216.5 million in 2001. The decrease is primarily related to the decline in newspaper job placement advertising reflecting the effects of a weak economy as well as a general migration away from traditional recruitment advertising toward online career solutions. The decline in newspaper job placement advertising continues to be partially offset by the addition of new creative services such as employee communications and retention programs and other services to corporate human resources departments. Operating loss was $35.2 million for the year ended December 31, 2002 compared to an operating loss of $10.7 million reported in the comparable 2001 period.

Directional Marketing

        The operating results of our Directional Marketing division for the years ended December 31, 2002 and 2001 are as follows:

	Year Ended December 31,
(in thousands)	2002	2001
Revenue	$119,321	$124,255

Salaries and related, office and general, marketing and promotion	97,204	110,739
Amortization of intangibles	669	3,008
Merger, integration, business reorganization, spin-off costs and other special charges	20,914	8,296

Total operating expenses	118,787	122,043

Operating income	$534	$2,212

        Directional Marketing revenue was $119.3 million for the year ended December 31, 2002, down by $5.0 million from the $124.3 million reported in 2001. This decrease primarily reflects lower commissions paid by publishers and a decrease in revenue relating to our Monstermoving product offerings, offset by a $10.3 million increase, reflecting a full year of operations for US Motivation, which was acquired in September 2001.

        The division generated operating income of $0.5 million for the year ended December 31, 2002 compared to income of $2.2 million in the comparable 2001 period. The division's operating margins declined in 2002 mainly as a result of merger, integration, business reorganization, spin-off costs and other special charges, which increased $12.6 million from 2001.

Consolidated Operating Expenses

        Consolidated operating expenses for the year ended December 31, 2002 were $707.2 million, compared with $730.4 million for 2001. The decrease of $23.2 million is due primarily to cost-cutting measures in salaries and related costs, office and general expenses and marketing and promotion that we began implementing near the end of 2001. Merger & integration costs also decreased by $26.1 million as we finalized the integration of our acquisitions accounted for as poolings of interests. These decreases were primarily offset by business reorganization and other special charges of $103.8 million in 2002. Total operating expenses were also impacted by foreign currency exchange rates, resulting in an increase in 2003 of $20.7 million when compared to the prior period.

        Salaries and related costs for the year ended December 31, 2002 were $313.1 million compared with $336.7 million for the year ended December 31, 2001. The decrease of $23.6 million primarily relates to the implementation of cost cutting in reaction to the weak global economic and labor environment. During 2002, we terminated more than 1,000 employees in connection with our business reorganization plans.

        Office and general expenses for the year ended December 31, 2002 was $157.6 million compared with $176.7 million for the same period in 2001. The $19.1 million decrease reflects our continued implementation of cost-cutting measures across all of our divisions in response to current economic conditions and our business reorganization and other special charges.

        Marketing and promotion expenses decreased $48.6 million to $127.0 million for the year ended December 31, 2002 from $175.6 million for December 31, 2001. Marketing and promotion in the year ended December 31, 2001 was higher as a result of our Olympic advertising campaign and the launch of Monster into several European markets.

        Merger and integration expenses reflect costs incurred as a result of pooling of interests transactions and the planned integration of such companies. For the year ended December 31, 2002 merger and integration costs were $3.2 million, a decrease of $26.1 million or 89.2%, compared with $29.3 million for the same period in 2001, which includes a $15.0 million benefit related to the termination of our merger with HotJobs. This expense includes office integration costs, the write-off of fixed assets that will not be used in the future, separation pay, professional fees, and employee stay bonuses to certain key personnel of the merged companies. The 2002 decrease is a result of the finalization of our exit strategies related to our pooled businesses.

        Business reorganization and other special charges were $103.8 million for the year ended December 31, 2002. The charge is comprised of severance and related costs of $25.0 million, future lease obligations on exited properties of $41.4 million and $15.0 million relating to fixed asset write-offs for property and equipment, primarily leasehold improvements, computer equipment and software. In addition, we recorded $9.7 million for the write-down of investments in and loans to certain businesses that are no longer part of our strategic plans, and professional fees of $12.7 million primarily relating to legal costs in connection with our workforce reduction, and accounting and consulting fees in connection with the spin-off transaction.

        Amortization of intangibles was $2.4 million for the year ended December 31, 2002 compared to $12.1 million for 2001. The decrease relates to our adoption of SFAS 142. As a result, goodwill arising from purchase acquisitions has not been amortized in the current period. Had goodwill not been amortized in the prior period, amortization expense would have been $2.3 million for the year ended December 31, 2001.

        As a result of all of the above, the operating loss for the year ended December 31, 2002 was $6.7 million, compared to operating income of $144.2 million for the comparable period in 2001. Excluding goodwill amortization, operating income would have been $154.0 million for the year ended December 31, 2001.

Non-operating Income / Expense

        Net interest and other income was $1.2 million for the year ended December 31, 2002 compared to $14.4 million in 2001. The decrease of $13.2 million reflects substantially lower U.S. interest rates in 2002 and a significantly lower average cash balance in the twelve months ended December 31, 2002.

        The provision for income taxes for the year ended December 31, 2002 was $9.8 million on a pretax loss from continuing operations of $5.4 million, compared with a tax expense of $64.7 million on a pretax profit of $158.5 million for 2001, resulting in effective tax rates of (181.5)% and 40.8%, respectively. The difference in our effective tax rate from 2002 to 2001, is primarily due to increases in non-deductible merger and integration costs and business reorganization and other special charges. The effective tax rate on costs except for merger, integration, business reorganization and other special charges, decreased primarily due to the elimination of non-deductible goodwill amortization expense in 2002 resulting from the adoption of new accounting standards, and more effective utilization of foreign losses. In each period, the effective tax rate differs from the U.S. Federal statutory rate of 35% due to non-deductible expenses such as certain merger costs from pooling of interests transactions, state income taxes and differences from the U.S. tax rate in foreign jurisdictions. A valuation allowance has been recorded principally on losses incurred in certain foreign jurisdictions where offset against profitable units is not permitted, and in certain start-up countries where we have no history of profitability.

Accounting Change

        On January 1, 2002, we recorded a cumulative effect of accounting change, net of tax benefit, related to goodwill impairment of $428.4 million in our consolidated financial statements for the twelve months ended December 31, 2002. The following table summarizes our cumulative effect of accounting change recorded during the full year 2002 by reporting unit:

Cumulative Effect of Accounting Change (in thousands):	January 1, 2002
Monster	$—
Advertising & Communications	126,000
Directional Marketing	29,374
Tax benefit on impairment charge related to continuing operations	(6,000)

Cumulative effect of accounting change related to continuing operations, net of tax benefit	149,374
Cumulative effect of accounting change related to discontinued operations, net of $14,000 tax benefit	279,000

Cumulative effect of accounting change, net of tax benefit	$428,374

Discontinued Operations

        In connection with our spin-off transaction, we have reclassified the results of operations for our former eResourcing and Executive Search divisions as discontinued operations. In addition, the results of operations our terminated joint venture have been reclassified to discontinued operations. For the year ended December 31, 2002, the loss from discontinued operations was $91.5 million, compared to $25.3 million for the comparable 2001 period.

Net Income / Loss

        As a result of the above, our net loss was $534.9 million for the year ended December 31, 2002, or $4.80 per share compared with net income of $69.0 million or $0.61 per diluted share for the prior period. Net income and diluted earnings per share for 2001, adjusted to exclude the effects of goodwill amortization in the year ended December 31, 2001, were $89.5 million and $0.79, respectively.

The Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Consolidated Revenue

        Total revenue for the year ended December 31, 2001 was $874.6 million, an increase of $123.5 million or 16.4% versus $751.1 million in 2000. The increase is primarily due to the continued strength of our online products, migration of our traditional products to the Internet, and acquisitions accounted for as purchases, offset by increased jobless claims in 2001, primarily in the United States, and the difficult global economic environment, which has had a significant impact on our traditional lines of business as discussed below.

Monster

        The operating results of our Monster division for the years ended December 31, 2001 and 2000 are as follows:

	Year Ended December 31,
(in thousands)	2001	2000
Revenue	$533,830	$377,682

Salaries and related, office and general, marketing and promotion	378,962	294,283
Amortization of intangibles	2,952	2,489
Merger and integrations costs	(707)	4,668

Total operating expenses	381,207	301,440

Operating income	$152,623	$76,242

        Monster contributed revenue of $533.8 million for the year ended December 31, 2001, an increase of $156.1 million over the $377.7 million reported in 2000. The increase in Monster's revenue reflected the continued acceptance of our online products and services by our clients and Internet users, our expansion in the European markets, the benefit of Monster's marketing initiatives as well as the introduction of new products and services, such as MonsterTRAK, MonsterLearning and ChiefMonster. Furthermore, during 2001, Monster strengthened its position in Europe by acquiring Jobline International AB, the largest Interactive employment website in Scandinavia.

        Monster generated operating income of $152.6 million for the year ended December 31, 2001 compared to operating income of $76.2 million in the comparable 2000 period. The increase in operating profit is mainly due to a 41.3% increase in our revenue and the continued migration of help-wanted advertising towards the Internet.

Advertising & Communications

        The operating results of our Advertising & Communications division for the years ended December 31, 2001 and 2000 are as follows:

	Year Ended December 31,
(in thousands)	2001	2000
Revenue	$216,489	$256,126

Salaries and related, office and general, marketing and promotion	199,303	227,343
Amortization of intangibles	6,150	6,097
Merger and integrations costs	21,714	2,448

Total operating expenses	227,167	235,888

Operating income (loss)	$(10,678)	$20,238

        Advertising & Communications revenue was $216.5 million for the year ended December 31, 2001, a 15.5% decrease from $256.1 million in 2000. The decrease is primarily related to the decline in newspaper job placement advertising as we continue to see a general migration away from traditional recruitment advertising toward online career solutions. Advertising & Communications' decline in newspaper job placement advertising was partially offset by the addition of new creative services such as employee communications and retention programs and other services to corporate human resources departments. Our relative out-performance of the Conference Board Help Wanted Index, which declined 41% in 2001, reflects our diversified product line, our reduced dependency on newspaper advertising, acquisitions and the strength of our international operations. Operating income decreased largely as a result of the lower revenue base and increased merger and integration costs.

Directional Marketing

        The operating results of our Directional Marketing division for the years ended December 31, 2001 and 2000 are as follows:

	Year Ended December 31,
(in thousands)	2001	2000
Revenue	$124,255	$117,245

Salaries and related, office and general, marketing and promotion	110,739	108,309
Amortization of intangibles	3,008	2,210
Merger and integrations costs	8,296	6,493

Total operating expenses	122,043	117,012

Operating income	$2,212	$233

        Directional Marketing revenue was $124.3 million for the year ended December 31, 2001, an increase of $7.1 million or 6.0%, from the $117.2 million reported in 2000. The increase reflects growth in Monstermoving due to acquisitions and the addition of new clients. Monstermoving is an on-line extension of our Directional Marketing business and was integrated into its operations to take further advantage of the Directional Marketing client base. Operating income increased mainly due to higher revenue, despite an increase of $1.8 million of merger and integration costs.

Consolidated Operating Expenses

        Consolidated operating expenses for the year ended December 31, 2001 were $730.4 million, compared with $654.3 million for 2000. The increase of $76.1 million is due primarily to internal growth in online operations, especially at Monster; acquisitions accounted for as purchases and increased merger and integration costs. Marketing and promotion expenses increased $33.0 million, primarily for the Monster brand. Merger and integration costs increased $15.7 million and relate to business combinations accounted for as poolings of interests and the integration of such businesses.

        Salaries and related costs for the year ended December 31, 2001 were $336.7 million or 38.5% of total revenue, compared with $304.4 million or 40.5% of total revenue for the same period in 2000. The relative decrease as a percentage of total revenue reflects strategic cost-cutting across all of our divisions, benefits from the integration of acquired businesses and overall growth in revenues related to the expansion of our online operations, especially Monster.

        Office and general expenses for the year ended December 31, 2001 were $176.7 million or 20.2% of total revenue, compared with $183.0 million or 24.4% of revenue for the same period in 2000. The relative decrease as a percentage of total revenue reflects strategic cost cutting across all of our divisions, integration efficiencies and reductions in expenses for Directional Marketing due to improved operating efficiencies.

        Marketing and promotion expenses increased $33.0 million to $175.6 million for the year ended December 31, 2001 from $142.6 million for December 31, 2000. The increase was due primarily as a result of Olympic advertising campaigns and the launch of Monster into several European markets.

        Merger and integration expenses reflect costs incurred as a result of pooling of interests transactions and the planned integration of such companies. For the year ended December 31, 2001, merger and integration costs, net of a $15.0 million termination fee, were $29.3 million, an increase of $15.7 million or 115.3%, compared with $13.6 million for the same period in 2000. This expense includes office integration costs, the write-off of fixed assets that will not be used in the future, separation pay, professional fees, and employee stay bonuses to certain key personnel of the merged companies. The increase of $15.7 million reflects higher costs for severance and consolidation of facilities, partially offset by lower stay bonuses and lower assumed lease obligations on closed facilities. In December 2001, we received a termination fee of $15.0 million and an additional $2.0 million expense reimbursement related to the termination of our merger with HotJobs.com, Ltd. This benefit was offset by $8.7 million of transaction costs that we incurred in connection with the proposed merger. As a result, the net benefit to the Company was $8.3 million.

        Amortization of intangibles was $12.1 million for the year ended December 31, 2001 compared to $10.8 million for the same period in 2000. The increase is due to our continued growth through acquisitions. As a percentage of total revenue, amortization of intangibles was 1.4% for both the years December 31, 2001 and 2000. Furthermore, goodwill arising on acquisitions occurring after July 1, 2001 has not been amortized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142").

        As a result of all of the above, operating income for the year ended December 31, 2001 was $144.2 million, an increase of $47.5 million from $96.7 million for the comparable period in 2000.

Non-operating Income / Expense

        Net interest and other income (expense) was $14.4 million for the year ended December 31, 2001 compared to $23.1 million in 2000. The decrease of $8.7 million reflects substantially lower U.S. interest rates in 2001 and a lower average cash balance in the twelve months ended December 31, 2001, primarily as a result of acquisition spending.

        The provision for income taxes for the year ended December 31, 2001 was $64.7 million on a pretax profit from continuing operations of $158.5 million, compared with a tax expense of $50.0 million on pretax profit of $119.9 million for 2000. The resulting effective tax rates were 40.8% in 2001 and 41.7% in 2000. Our effective tax rate decreased primarily due to state tax planning, and more effective utilization of foreign losses. In each period, the effective tax rate differs from the U.S. Federal statutory rate of 35% due to non-deductible expenses such as non-deductible goodwill amortization, and merger costs from pooling of interests transactions, variations from the U.S. tax rate in foreign jurisdictions and other international tax strategies. A valuation allowance has been recorded principally on losses incurred in certain foreign jurisdictions where offset against profitable units is not permitted, and in certain start-up countries where we have no prior history of profitability.

Discontinued Operations

        In connection with our spin-off transaction, we have reclassified the results of operations for our former eResourcing and Executive Search divisions as discontinued operations. In addition, the results of operations our terminated joint venture have been reclassified to discontinued operations. For the year ended December 31, 2001, the loss from discontinued operations was $25.3 million, compared to $18.8 million for the comparable 2000 period.

Net Income

        As a result of all of the above, net income was $69.0 million for the year ended December 31, 2001, or $0.61 per diluted share compared with net income of $50.9 million or $0.46 per diluted share for the prior period.

Financial Condition

        Our principal capital requirements have been to fund (i) discontinued operations, (ii) working capital, (iii) marketing and development of our Monster network, (iv) acquisitions and (v) capital expenditures. Our working capital requirements are generally higher in the quarters ending March 31 and June 30, during which periods the payments to the major Yellow Pages directory publishers are at their highest levels. In addition, because of our reorganization initiatives, the spin-off of HH Group, and the integration of prior business acquisitions, we have substantial cash commitments over the next several years. Historically, we have met our liquidity needs by (a) funds provided by operating activities, (b) equity offerings, (c) long-term borrowings, (d) capital equipment leases and (e) seller-financed notes.

        We invest our excess cash predominantly in money market funds, overnight deposits, and commercial paper that are highly liquid, of high-quality investment grade, and have maturities of less than three months with the intent to make such funds readily available for operating and strategic long-term equity investment purposes.

        Our spin-off of HH Group was effective as of March 31, 2003. In connection with the spin-off we contributed approximately $40 million of cash to HH Group upon completion of the distribution. In addition, we have agreed to pay for the period of one year following the spin-off, approximately $2.5 million per quarter, or a total of $10 million, to reimburse HH Group for cash payments related to their accrued integration, restructuring and business reorganization obligations. Additionally, we will remain liable for certain lease and other contractual obligations of HH Group following the spin-off. We have entered into various agreements with HH Group related to the distribution. These agreements relate to employee benefit arrangements, real estate, transitional services, tax separation and other commercial agreements, primarily relating to our Monster and Advertising and Communications Services.

        At December 31, 2002, we had a $185.0 million committed line of credit from our then primary lender, of which approximately $169.3 million was unused. In April 2003, we entered into a new financing arrangement with a group of lenders to provide for a $100.0 million three-year secured revolving credit facility. The secured revolving credit facility replaces our previous $185.0 million financing arrangement and is available for ongoing working capital requirements and other corporate purposes. Under the new credit facility, loans will bear interest based on a variable interest rate related to our choice of (1) the higher of (a) prime rate or (b) the Federal Funds rate plus 1/2 of 1% or (2) the London Interbank Offered Rate (LIBOR) plus a margin determined by the ratio of our debt to earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) as defined in the financing arrangement.

        On September 3, 2002, we announced a share repurchase program that allows us to purchase up to 5 million shares of common stock from time to time on the open market over a period of 18 months. During the year ended December 31, 2002, we repurchased 927 thousand shares at an average price of $10.62 per share.

        As of December 31, 2002, we had cash and cash equivalents, including amounts related to our discontinued operations, totaling $191.6 million, compared to $340.6 million for 2001. Cash balances as of December 31, 2002, 2001 and 2000, exclude $83.6 million, $88.6 million and $47.0 million, respectively of outstanding checks that have been reclassified to accounts payable. Outstanding checks in excess of cash account balances typically represent publisher payments, payroll and other contractual obligations disbursed on or near the last day of a reporting period. Our net use of cash of $149.0 million for 2002 primarily related to a use of cash in our discontinued operations of

$180.7 million. Our continuing operations generated a net increase in cash of $31.7 million, as a result of strong cash flow from operating activities.

Cash used in operating activities (in thousands):	Year Ended December 31, 2002
Cash used in operating activities	$(14,566)
Less: Cash used in operating activities of discontinued operations	(110,963)

Cash provided by operating activities of continuing operations	$96,397

        Cash provided by operating activities of continuing operations was $96.4 million for the year ended December 31, 2002, mainly due to our operating results, excluding business reorganization and other special charges. Although we generated an operating loss of $6.7 million, we paid only $16.0 million of cash in 2002 for the $103.8 million of business reorganization and other special charges that are recorded on our statement of operations. Approximately $60.0 million of business reorganization and other special charges remain to be paid as of December 31, 2003, which mainly relate to future lease obligations on closed facilities and certain costs associated with our spin-off of HH Group. Also contributing to cash provided by operating activities of continuing operations was an increase in deferred revenue of $12.5 million. Offsetting our cash provided by operating activities of continuing operations in 2002, are $25.5 million of payments for income taxes, compared to $14.0 in the prior year period. Approximately $10.2 million of the 2002 tax payments were originally due prior to December 31, 2001, but were deferred under special relief established by Federal and state taxing authorities in response to the September 11, 2001 terrorist attacks.

Cash used in investing activities (in thousands):	Year Ended December 31, 2002
Cash used in investing activities	$(70,782)
Less: Cash used in investing activities of discontinued operations	(16,424)

Cash used in investing activities of continuing operations	$(54,358)

        Cash used in investing activities of continuing operations was $54.4 million for the year ended December 31, 2002 and included payments of $11.2 million related to the integration of purchase acquisitions made in 2001, $2.9 million cash paid in connection with our purchase of Moving.com, $0.8 paid in connection with our purchases of the Jobs.com URL and approximately $0.9 million of other acquisition costs. Also contributing to the decrease in cash for the year were capital expenditures of $38.6 million as we continue to invest in new technology, especially in our Monster division.

Cash used in financing activities (in thousands):	Year Ended December 31, 2002
Cash used in financing activities	$(70,771)
Less: Cash used in financing activities of discontinued operations	(53,311)

Cash used in financing activities of continuing operations	$(17,460)

        Cash used in financing activities of continuing operations was $17.5 million in 2002 as a result of net repayments on debt and capital lease obligations of $14.9 million and cash paid to repurchase common stock of $9.8 million, partially offset by cash received from employee stock option exercises of $7.3 million. Debt payments substantially related to capital lease obligations and repayments under our primary line of credit.

        We believe that our current cash and cash equivalents, primary line of credit, and anticipated cash to be generated from operating activities will provide us with sufficient liquidity to satisfy our working capital needs, capital expenditures, investment requirements and commitments through at least the next twelve months. Our cash generated from operating activities is subject to fluctuations in the global economy, unemployment rates and the demand for yellow pages advertising. We have entered into various commitments that will affect our cash generation capabilities going forward. These commitments, relating to our continuing operations, as of December 31, 2002 are as follows (amounts in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Borrowings under financing arrangement and other notes payable	$570	$26	$118	$170	$256
Capital lease obligations	2,670	1,898	516	256	—
Operating lease obligations	196,906	25,558	47,991	43,285	80,072
Acquisition notes payable	2,457	1,051	960	435	11
Equity compensation and other long term liabilities	7,044	3,254	2,894	896	—

Total	$209,647	$31,787	$52,479	$45,042	$80,339

        In addition, the Company has other long-term liabilities, such as minority interest obligations, for which maturity dates are not currently estimable or do not necessarily require a cash or equity commitment.

Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity ("SFAS 150"), which is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for the Company's classification of liabilities in the financial statement that have characteristics of both liabilities and equity. The adoption of SFAS 150 will not have a material effect on the Company's financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003. Management does not believe that adoption of this statement will have a material impact on the Company's financial statements.

        In January 2003, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities; specifically, how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into fiscal periods beginning after June 15, 2003. The Company believes the adoption of EITF 00-21 will not have a material effect on the Company's financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The adoption of this interpretation will not have a material effect on the Company's consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure ("SFAS 148"), an amendment to Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which provides alternatives for companies electing to account for stock-based compensation using the fair value criteria established by SFAS 123. Additionally, SFAS 148 requires disclosure of the pro-forma effect for interim periods. The Company intends to continue to account for stock-based compensation under the provisions of the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of the Indebtedness of Others, which addresses the accounting for disclosure of guarantees. Interpretation No. 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of interpretation No. 45 will not have a material effect on the Company's financial statements.

        In July 2002, FASB issued SFAS No. 146, Accounting for Restructuring Costs ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company may not restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue No. 94-3. The Company adopted SFAS 146 on January 1, 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our primary market risks include fluctuations in interest rates, variability in interest rate spread relationships (i.e., prime to LIBOR spreads) and exchange rate variability. At December 31, 2002 the utilized portion of our five-year financing agreement was approximately $15.7 million, including $10.2 million reflected as a reduction to accounts receivable and $5.5 million for letters of credit. Interest on the outstanding balance is charged based on a variable interest rate related to our choice of (1) the higher of (a) prime rate or (b) Federal Funds rate plus 1/2 of 1% or (2) LIBOR plus a margin determined by the ratio of our debt to earnings before interest, taxes, depreciation and amortization (EBITDA) as defined in the Agreement, and is thus subject to market risk in the form of fluctuations in interest rates. In April 2003, we entered into a new financing arrangement, to provide for a three-year secured revolving credit facility, which replaced our previous financing arrangement. Under the credit facility, loans will bear interest based on a variable interest rate related to our choice of

(1) the higher of (a) prime rate or (b) the Federal Funds rate plus 1/2 of 1% or (2) the London Interbank Offered Rate (LIBOR) plus a margin determined by the ratio of our debt to earnings before interest, taxes, depreciation and amortization (EBITDA) as defined in the financing arrangement. The majority of the remainder of our borrowings are in fixed note equipment leases and seller financed notes. We use forward foreign exchange contracts as cash flow hedges, to offset risks related to foreign currency transactions. These transactions primarily relate to short-term inter-company loans in the normal course of our foreign operations. At December 31, 2002, the fair value of these forward foreign exchange contracts was $0.3 million resulting in an unrealized loss of $0.7 million reflected in our consolidated statement of stockholders' equity. We do not trade derivative financial instruments for speculative purposes.

        We also conduct operations in various foreign countries, including Australia, Belgium, Canada, France, Germany, India, Italy, Japan, the Netherlands, Sweden, Spain, and the United Kingdom. For the year ended December 31, 2002, approximately 25% of our revenue was earned outside the United States and collected in local currency and related operating expenses were also paid in such corresponding local currency. Accordingly, we will be subject to risk for exchange rate fluctuations between such local currencies and the dollar.

        The financial statements of our non-U.S. subsidiaries are translated into U.S. dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account, a component of stockholders' equity. During the year ended December 31, 2002, we had a translation gain of $106.2 million, primarily attributable to the weakening of the U.S. dollar against the Australian dollar, the Euro, the Swedish Kroner and the British Pound.

Fluctuations of Quarterly Results

        Our quarterly revenue is primarily affected by the cyclical nature of the economy and our clients' employment needs. Our quarterly revenue is also affected by the timing of Yellow Pages directory closings, which currently have a concentration in the third quarter. Yellow Pages publishers may change the timing of directory publications, which may have an effect on our quarterly results. Moreover, acquisition activity has had a significant impact on our quarterly results, particularly in 2001.

        The following table sets forth summary quarterly unaudited financial information for the quarters in the years ended December 31, 2002 and 2001 (in millions, except share amounts which are stated in thousands and per share amounts).

	2002 Three Months Ended
	March 31	June 30	September 30	December 31
Revenue:
Monster	$108.1	$104.1	$102.6	$99.6
Advertising & Communications	41.1	45.5	42.2	38.1
Directional Marketing	31.7	26.8	34.1	26.7

Total revenue	$180.9	$176.4	$178.9	$164.4

Operating income (loss)	$27.9	$(34.7)	$25.7	$(25.5)
Income (loss) from continuing operations before accounting change	$18.0	$(30.6)	$18.0	$(20.4)
Loss from discontinued operations, net of tax	$(11.7)	$(45.1)	$(4.0)	$(30.7)
Net income (loss)	$(422.1)	$(75.7)	$14.0	$(51.1)
Income (loss) per share from continuing operations before accounting change:
Basic	$0.16	$(0.27)	$0.16	$(0.18)
Diluted	$0.16	$(0.27)	$0.16	$(0.18)
Loss per share from discontinued operations, net of tax:
Basic	$(0.11)	$(0.40)	$(0.04)	$(0.28)
Diluted	$(0.10)	$(0.40)	$(0.04)	$(0.28)
Net income (loss) per share:
Basic	$(3.80)	$(0.68)	$0.13	$(0.46)
Diluted	$(3.69)	$(0.68)	$0.12	$(0.46)
Weighted average shares outstanding:
Basic	111,189	111,399	111,519	111,246
Diluted	114,407	111,399	112,076	111,246

	2001 Three Months Ended
	March 31	June 30	September 30	December 31
Revenue:
Monster	$132.7	$141.9	$144.2	$115.0
Advertising & Communications	59.9	49.2	50.8	56.6
Directional Marketing	27.0	30.0	34.7	32.6

Total revenue	$219.6	$221.1	$229.7	$204.2

Operating income	$21.8	$25.2	$47.6	$49.6
Income from continuing operations	$16.1	$16.3	$30.3	$31.6
Income (loss) from discontinued operations, net of tax	$(10.4)	$3.5	$(4.6)	$(13.8)
Net income	$5.7	$19.8	$25.6	$17.9
Income per share from continuing operations:
Basic	$0.15	$0.15	$0.28	$0.29
Diluted	$0.14	$0.14	$0.27	$0.28
Income (loss) per share from discontinued operations, net of tax:
Basic	$(0.10)	$0.03	$(0.04)	$(0.12)
Diluted	$(0.09)	$0.03	$(0.04)	$(0.12)
Net income per share:
Basic	$0.05	$0.18	$0.23	$0.16
Diluted	$0.05	$0.17	$0.23	$0.16
Weighted average shares outstanding:
Basic	107,965	109,024	109,862	110,606
Diluted	113,003	113,717	113,665	113,861

        Earnings per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of quarterly earnings per share amounts may not equal full year earnings per share amounts, which reflect the weighted average effect on an annual basis. Diluted earnings per share calculations for each quarter include the effect of stock options and warrants, when dilutive to the quarter.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        The following are the consolidated financial statements and exhibits of Monster Worldwide, Inc., which are filed as part of this report.

MONSTER WORLDWIDE, INC.
INDEX

(All other items on this report are inapplicable)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Monster Worldwide, Inc.
New York, New York

        We have audited the accompanying consolidated balance sheets of Monster Worldwide, Inc. (formerly TMP Worldwide Inc.) (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monster Worldwide, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the financial statements, effective January 1, 2002, the Company adopted FASB Statement No. 142, Goodwill and Other Intangible Assets.

/s/ BDO Seidman, LLP
New York, New York
February 12, 2003, except for Note 15, which is as of August 15, 2003

MONSTER WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$165,648	$302,909
Accounts receivable, net of allowance for doubtful accounts of $25,007 and $29,930 in 2002 and 2001, respectively	306,773	341,364
Work-in-process	20,921	22,915
Prepaid and other	90,191	71,721
Current assets of discontinued operations	225,013	267,009

Total current assets	808,546	1,005,918
Property and equipment, net	123,502	143,461
Goodwill	369,392	463,644
Intangibles, net	17,312	15,324
Other assets	21,746	15,071
Non-current assets of discontinued operations	290,297	562,944

	$1,630,795	$2,206,362

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$331,383	$364,215
Accrued expenses and other current liabilities	94,184	140,800
Accrued integration and restructuring costs	12,355	19,922
Accrued business reorganization and other special charges	60,000	—
Deferred revenue	149,366	136,762
Current portion of long-term debt	2,890	14,278
Current liabilities of discontinued operations	149,042	253,631

Total current liabilities	799,220	929,608
Long-term debt, less current portion	2,741	6,213
Other long-term liabilities	9,219	7,478
Non-current liabilities of discontinued operations	6,176	33,801

Total liabilities	817,356	977,100

Commitments and Contingencies
Stockholders' equity:
Preferred stock, $.001 par value, authorized 800 shares; issued and outstanding: none	—	—
Common stock, $.001 par value, authorized 1,500,000 shares; issued: 107,475 and 106,181 shares, respectively; outstanding: 106,548 and 106,181 shares, respectively	107	106
Class B common stock, $.001 par value, authorized 39,000 shares; issued and outstanding: 4,762 shares	5	5
Additional paid-in capital	1,286,747	1,263,340
Accumulated other comprehensive income (loss)	14,402	(91,105)
Retained earnings (deficit)	(477,980)	56,916
Treasury stock, at cost; 927 shares	(9,842)	—

Total stockholders' equity	813,439	1,229,262

	$1,630,795	$2,206,362

See accompanying notes.

MONSTER WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2002	2001	2000
Revenue	$700,540	$874,574	$751,053

Salaries & related	313,133	336,712	304,386
Office & general	157,621	176,695	182,971
Marketing & promotion	127,033	175,597	142,578
Merger & integration, net of $15,000 in termination fees in 2001	3,178	29,303	13,609
Business reorganization and other special charges	103,820	—	—
Amortization of intangibles	2,405	12,110	10,796

Total operating expenses	707,190	730,417	654,340

Operating income (loss)	(6,650)	144,157	96,713

Other income (expense):
Interest income, net	640	13,068	24,676
Other, net	584	1,311	(1,530)

Other income, net	1,224	14,379	23,146

Income (loss) from continuing operations before provision for income taxes, minority interests and accounting change	(5,426)	158,536	119,859
Provision for income taxes.	9,849	64,658	49,987

Income (loss) from continuing operations before minority interests and accounting change	(15,275)	93,878	69,872
Minority interests	(253)	(444)	259

Income (loss) from continuing operations before accounting change	(15,022)	94,322	69,613
Loss from discontinued operations, net of tax	(91,500)	(25,302)	(18,750)

Income (loss) before accounting change	(106,522)	69,020	50,863
Cumulative effect of accounting change, net of $20,000 income tax benefit	(428,374)	—	—

Net income (loss)	$(534,896)	$69,020	$50,863

Basic earnings (loss) per share:
Income (loss) from continuing operations before accounting change	$(0.13)	$0.86	$0.66
Loss from discontinued operations, net of tax	(0.82)	(0.23)	(0.18)
Cumulative effect of accounting change, net of tax benefit	(3.84)	—	—

Net income (loss)	$(4.80)	$0.63	$0.48

Diluted earnings (loss) per share:
Income (loss) from continuing operations before accounting change	$(0.13)	$0.83	$0.63
Loss from discontinued operations, net of tax	(0.82)	(0.22)	(0.17)
Cumulative effect of accounting change, net of tax benefit	(3.84)	—	—

Net income (loss)	$(4.80)	$0.61	$0.46

Weighted average shares outstanding:
Basic	111,339	109,445	104,884
Diluted	111,339	113,426	111,375

See accompanying notes.

MONSTER WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$(534,896)	$69,020	$50,863
Change in unrealized gain (loss) on forward foreign exchange contracts	(680)	332	—
Foreign currency translation adjustment	106,187	(27,202)	(59,182)

Comprehensive income (loss)	$(429,389)	$42,150	$(8,319)

See accompanying notes.

MONSTER WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except per share amounts)

	Common Stock, $.001 Par Value		Class B Common Stock, $.001 Par Value
						Accumulated Other Comprehensive Income (Loss)
					Additional Paid-in Capital			Total Stockholders' Equity
	Shares	Amount	Shares	Amount			Deficit
Balance, December 31, 1999	90,734	$91	4,762	$5	$396,082	$(5,053)	$(19,996)	$371,129
Issuance of common stock in connection with public offering completed on Feb. 2, 2000	8,000	8	—	—	594,230	—	—	594,238
Issuance of common stock in connection with the exercise of employee stock options	2,131	2	—	—	33,309	—	—	33,311
Tax benefit of stock options exercised	—	—	—	—	17,436	—	—	17,436
Public offering of shares by pooled entity	—	—	—	—	3,405	—	—	3,405
Issuance of common stock in connection with business combinations	1,393	1	—	—	93,883	—	—	93,884
Issuance of common stock for employee stay bonuses and other, net of cancellations	346	1	—	—	10,233	—	—	10,234
Issuance of common stock for 401(k) plan	15	—	—	—	1,023	—	—	1,023
Other issuances of common stock of pooled companies	63	—	—	—	2,952	—	(1,132)	1,820
Pooled companies' earnings included in both current and previous years	—	—	—	—	—	—	(285)	(285)
Change in cumulative foreign currency translation adjustment	—	—	—	—	—	(59,182)	—	(59,182)
Change in capital structure of pooled entity	—	—	—	—	(5,594)	—	5,594	—
Dividends declared by pooled companies	—	—	—	—	—	—	(38,705)	(38,705)
Net income	—	—	—	—	—	—	50,863	50,863

Balance, December 31, 2000	102,682	$103	4,762	$5	$1,146,959	$(64,235)	$(3,661)	$1,079,171

See accompanying notes.

MONSTER WORLDWIDE INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except per share amounts)

	Common Stock, $.001 Par Value		Class B Common Stock, $.001 Par Value
						Accumulated Other Comprehensive Income (Loss)
					Additional Paid-in Capital		Retained Earnings (Deficit)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2000	102,682	$103	4,762	$5	$1,146,959	$(64,235)	$(3,661)	$1,079,171
Issuance of common stock in connection with the exercise of employee stock options	2,159	2	—	—	40,008	—	—	40,010
Tax benefit of stock options exercised	—	—	—	—	21,970	—	—	21,970
Issuance of common stock in connection with business combinations	1,133	1	—	—	45,352	—	—	45,353
Issuance of common stock for employee stay bonuses and other, net of cancellations	128	—	—	—	6,642	—	—	6,642
Issuance of common stock for 401(k) plan	79	—	—	—	2,409	—	—	2,409
Pooled companies' earnings included in both current and previous years	—	—	—	—	—	—	(618)	(618)
Net unrealized gain on forward foreign exchange contracts	—	—	—	—	—	332	—	332
Change in cumulative foreign currency translation adjustment	—	—	—	—	—	(27,202)	—	(27,202)
Dividends declared by pooled companies	—	—	—	—	—	—	(7,825)	(7,825)
Net income	—	—	—	—	—	—	69,020	69,020

Balance, December 31, 2001	106,181	$106	4,762	$5	$1,263,340	$(91,105)	$56,916	$1,229,262

See accompanying notes.

MONSTER WORLDWIDE INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except per share amounts)

	Common Stock, $.001 Par Value		Class B Common Stock, $.001 Par Value
						Accumulated Other Comprehensive Income (Loss)
					Additional Paid-in Capital		Retained Earnings (Deficit)	Treasury Stock	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2001	106,181	$106	4,762	$5	$1,263,340	$(91,105)	$56,916	$—	$1,229,262
Issuance of common stock in connection with the exercise of employee stock options	455	1	—	—	7,332	—	—	—	7,333
Tax benefit of stock options exercised	—	—	—	—	1,605	—	—	—	1,605
Issuance of common stock in connection business combinations	456	—	—	—	5,735	—	—	—	5,735
Issuance of common stock in connection with employee stay bonuses and other, net of cancellations	179	—	—	—	5,231	—	—	—	5,231
Issuance of common stock for 401(k) plan	204	—	—	—	3,504	—	—	—	3,504
Repurchase of common stock	—	—	—	—	—	—	—	(9,842)	(9,842)
Net unrealized loss on forward foreign exchange contracts	—	—	—	—	—	(680)	—	—	(680)
Change in cumulative foreign currency translation adjustment	—	—	—	—	—	106,187	—	—	106,187
Net loss	—	—	—	—	—	—	(534,896)	—	(534,896)

Balance, December 31, 2002	107,475	$107	4,762	$5	$1,286,747	$14,402	$(477,980)	$(9,842)	$813,439

See accompanying notes.

MONSTER WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(534,896)	$69,020	$50,863

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of tax	91,500	25,302	18,750
Cumulative effect of accounting change, net of tax benefit	428,374	—	—
Depreciation and amortization	33,903	42,061	32,781
Provision for doubtful accounts	6,600	15,135	21,323
Tax benefit of stock options exercised	1,605	21,970	17,436
Net (gain) loss on disposal and write-off of fixed assets	20,163	(12)	(425)
Net loss on write-off of other assets	9,742	—	—
Common stock issued for matching contribution to 401(k) plan, employee stay bonuses and other	8,735	9,051	11,257
Provision (benefit) for deferred income taxes	(10,636)	(7,779)	18,140
Minority interests	(253)	(444)	259
Effect of pooled companies' earnings included in more than one period	—	(618)	(285)
Changes in assets and liabilities, net of effects from purchases of businesses:
Decrease (increase) in accounts receivable, net	28,035	65,609	(34,972)
Decrease (increase) in work-in-process, prepaid and other	(34,782)	22,584	(19,602)
(Decrease) increase in deferred revenue	12,475	(28,802)	79,477
Increase in accrued business reorganization and other costs	60,000	—	—
Decrease in accounts payable and accrued liabilities	(24,168)	(54,195)	(18,653)
Net cash provided by (used in) operating activities of discontinued operations	(110,963)	12,123	24,579

Total adjustments	520,330	121,985	150,065

Net cash provided by (used in) operating activities	(14,566)	191,005	200,928

Cash flows from investing activities:
Capital expenditures	(38,543)	(57,235)	(65,631)
Payments for acquisitions and intangible assets, net of cash acquired	(15,815)	(231,406)	(20,829)
Purchases of long term investments	—	(8,550)	(1,220)
Net cash used in investing activities of discontinued operations	(16,424)	(119,901)	(109,922)

Net cash used in investing activities	(70,782)	(417,092)	(197,602)

Cash flows from financing activities:
Payments on capitalized leases	(6,541)	(4,904)	(5,207)
Borrowings under line of credit and proceeds from issuance of long-term debt	40,635	45,280	169,791
Repayments under line of credit and principal payments on long-term debt	(49,045)	(57,869)	(216,929)
Net proceeds from stock issuances	—	—	599,463
Cash received from the exercise of employee stock options	7,333	40,010	33,311
Dividends paid by pooled companies	—	(7,825)	(40,689)
Repurchase of common stock	(9,842)	—	—
Net cash used in financing activities of discontinued operations	(53,311)	(22,455)	(37,814)

Net cash provided by (used in) financing activities	(70,771)	(7,763)	501,926

Effect of exchange rate changes on cash and cash equivalents	7,094	(1,834)	(1,678)
Net increase (decrease) in cash and cash equivalents	(149,025)	(235,684)	503,574
Cash and cash equivalents, beginning of period-continuing operations	302,909	532,890	43,534
Cash and cash equivalents, beginning of period-discontinued operations	37,672	43,375	29,157

Cash and cash equivalents, end of year	$191,556	$340,581	$576,265

See accompanying notes.

MONSTER WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates, unless in the case of a 50% ownership where there is managerial control by the Company. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in these affiliates.

Nature of Business and Credit Risk

        The Company's continuing operations consists of three business segments: Monster, Advertising & Communications and Directional Marketing. The Company's revenue is earned from the following activities: (a) job postings placed on its career website, Monster, (b) resume and other database access, (c) selling and placing recruitment advertising and related services, (d) resume screening services, (e) selling and placing Yellow Pages advertising and related services and (f) moving related advertisements on its website, Monstermoving.com. These services are provided to a large number of customers in many different industries. In 2002, the Company combined its Monstermoving segment with its Directional Marketing segment to reflect a structural change in management. Historical information has been restated for a consistent presentation. The Company operates principally in the United States, the United Kingdom, Continental Europe and the Asia/Pacific Region (primarily Australia).

        In August 2003, the Company terminated its joint venture arrangement with Ninemsn in Australia and New Zealand (the "Disposition"). As a result of the Disposition, the Company shut down its websites in Australia and New Zealand (Monster.au and Monster.nz) and redirected all traffic to its Monster.com website. The Company's shut down plan included employee terminations, client notifications and property abandonment. The Company's shut down plan was substantially complete as of August 15, 2003. As a result of the Disposition, the Company's financial statements have been restated to reflect the termination of the joint venture arrangement as discontinued operations for all periods presented (See Note 15).

        As previously reported, on March 31, 2003, the Company completed the distribution (the "spin-off") of the common stock of Hudson Highland Group, Inc. ("HH Group"), previously reported as the eResourcing and Executive Search divisions of Monster Worldwide. The spin-off was effected by way of a pro-rata tax free dividend (the "Distribution") of the common stock of HH Group to holders of Monster Worldwide common stock on March 31, 2003. In the Distribution, Monster Worldwide's stockholders received one share of HH Group common stock for every 13 1/3 shares of Monster Worldwide common stock owned. Monster Worldwide's stockholders paid no consideration for the shares of HH Group stock they received. As a result of the spin-off, the Company's financial statements were previously restated to reflect HH Group as discontinued operations for all periods presented (See Note 15).

Fair Value of Financial Instruments

        Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area. In addition, the Company invests in short term commercial paper rated P1 by Moody's or A1 by Standard & Poors or better.

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

        The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates. In instances where long-term debt carries fixed interest rates, the obligation is recorded at the present value of the future payments.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include, among others, allowances for doubtful accounts, net realizable values on long-lived assets and deferred tax assets, certain accrued expense accounts and revenue recognition. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents, which consist primarily of commercial paper and time deposits, are stated at cost, which approximates fair value. For financial statement presentation purposes, the Company considers all highly liquid investments having an original maturity of three months or less as cash equivalents. Outstanding checks in excess of cash account balances of $83,551 and $88,625 as of December 31, 2002 and 2001, respectively, were included in accounts payable on the Company's consolidated balance sheet. Outstanding checks in excess of account balances typically represent publisher payments, payroll and other contractual obligations disbursed on or near the last day of a reporting period.

Accounts Receivable

        The Company's accounts receivable consists primarily of trade receivables and earned commissions receivable. Earned commissions receivable represent Yellow Pages commissions that have not been billed to customers. As of December 31, 2002 and 2001, earned commissions receivable were $7.4 million and $8.9 million, respectively. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes its allowance for doubtful accounts as of December 31, 2002 is adequate. However, actual write-offs could exceed the recorded allowance.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	5-32
Furniture and equipment	3-10
Capitalized software costs	3-7
Computer equipment	3-7
Transportation equipment	3-5

        Leasehold improvements are amortized over their estimated useful lives, or the lives of the related leases, whichever is shorter.

Capitalized Software Costs

        Capitalized software costs consist of costs to purchase and develop software for internal use. The Company capitalizes certain incurred software development costs in accordance with, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). Costs incurred during the application-development stage for software bought and further customized by outside vendors for the Company's use and software developed by a vendor for the Company's proprietary use have been capitalized. Costs incurred related to the Company's own personnel who are directly associated with software development are capitalized as appropriate.

Goodwill and Intangibles

        Goodwill represents acquisition costs in excess of the fair value of net tangible assets of businesses purchased and intangibles consist primarily of client lists and trademarks. Intangible assets are being amortized over periods ranging from two to thirty years on a straight-line basis. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over periods ranging from 20 to 30 years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142") and suspended the amortization of goodwill. As a result of the adoption of SFAS 142 the Company now evaluates goodwill annually for impairment, or earlier if potential indicators of impairment exist. The determination of whether or not goodwill or other intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting units. Changes in the Company's strategy and or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets. The Company evaluates the fair values of its reporting units using a discounted cash flow approach that uses forward-looking information regarding market share, revenues and costs for each reporting unit and appropriate discount rates. As a result, changes in these assumptions or discount rates could materially change the outcome of each reporting unit's fair value determination in future periods, requiring a further permanent write-down of goodwill. See Note 2 for a full discussion of the Company's adoption of SFAS 142.

Long-Lived Assets

        With the exception of goodwill, long-lived assets such as intangibles and property and equipment, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. The determination of whether or not long-lived assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the estimated future cash flows expected to result from the use of those assets. Changes in our strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets.

Foreign Currency Translation

        The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the other comprehensive income (loss) account in stockholders' equity. Gains and losses resulting from other foreign currency transactions are included in other income (expense).

Revenue Recognition and Work-In-Process

        Monster.    The Company's Monster division primarily earns fees for the placement of job postings on its website and access to its online resume database. Such website related revenue is recorded on a gross basis and is recognized over the length of the underlying agreement, typically one to twelve months. Unearned revenues are reported on the balance sheet as deferred revenue.

        Advertising & Communications.    The Company's Advertising & Communications division derives revenue for job advertisements placed in newspapers, Internet career job boards, such as Monster and other media, plus associated fees for related services. Revenue is recorded net of advertising costs, which we bill to the customer as a pass through cost. Revenue is generally recognized upon placement date for newspapers and other media. Online media revenue is recognized when services are purchased.

        Directional Marketing.    The Company derives revenue from the placement of advertisements in telephone directories (Yellow Pages advertising). Revenue for Yellow Pages advertisements are recognized on the publications' closing dates and are recorded net of publisher advertising costs which we pass on to the customer. Direct operating costs incurred that relate to future revenue for Yellow Pages advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income. In addition, the Company earns revenue from mortgage companies, real estate firms and other moving related companies through its online relocation portal, Monstermoving.com. revenue is derived from advertisements placed on the website and links to advertisers' websites and are recognized over the stated terms of the contract, typically a three to twelve month period.

Income Taxes

        Income taxes are computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the expected tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. Valuation allowances are recorded against deferred tax assets to the extent their ultimate realization is uncertain.

Stock-Based Compensation

        The Company's financial statements are presented in accordance with the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the stock is equal to or less than the amount an employee must pay to acquire the stock as defined. As the Company only issues fixed term stock option grants at or above the quoted market price on the date of the grant, there is no compensation expense recognized in the accompanying combined financial statements. The Company adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires certain financial statement disclosures, including pro forma operating results had the Company prepared its consolidated financial statements in accordance with the fair value based method of accounting for stock-based compensation.

        The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Company's employee options. Use of an option valuation model, as required by SFAS 123, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant. Because the Company's employee options have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect the Company's estimate of the fair value of those options, in the Company's opinion, the existing valuation models, including Black-Scholes, are not reliable single measures and may misstate the fair value of the Company's employee options.

        As required under SFAS 123 and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation Transition and Disclosure ("SFAS 148"), the pro forma effects of stock-based compensation on net income (loss) and net earnings per share have been estimated at the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	Years Ended December 31,
	2002	2001	2000
Risk-free interest rate	4.2%	4.5%	6.3%
Volatility	73.5%	75.0%	80.0%
Expected life (years)	7.5	7.5	8.0

	Year Ended December 31,
	2002	2001	2000
Net income (loss) as reported	$(534,896)	$69,020	$50,863
Add: Stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(62,070)	(57,659)	(49,242)

Pro forma net income (loss)	$(596,966)	$11,361	$1,621

Basic earnings (loss) per share:
Net income (loss)—as reported	(4.80)	0.63	0.48
Net income (loss)—pro forma	(5.36)	0.10	0.02
Diluted earnings (loss) per share:
Net income (loss)—as reported	(4.80)	0.61	0.46
Net income (loss)—pro forma	(5.36)	0.10	0.01

Earnings Per Share

        Basic earnings per share does not include the effects of potentially dilutive stock options and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects, in periods in which they have a dilutive effect, common shares issuable upon exercise of stock options for periods in which the options' exercise price is lower than the Company's average share price for the period.

        A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows:

	December 31,
(thousands of shares)	2002		2001		2000
Basic weighted average shares outstanding	111,339		109,445		104,884
Common stock equivalents—stock options and stock issuable under employee compensation plans	—	*	3,981	*	6,491	*

Diluted weighted average shares outstanding	111,339		113,426		111,375

*
Certain stock options were excluded from the computation of earnings per share due to their antidilutive effect. The weighted average number of such options is approximately 12,829, 5,102, and 267 for 2002, 2001 and 2000, respectively.

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company's items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are permanent in nature, and unrealized gains and losses on forward foreign exchange contracts used to manage foreign currency risk, net of applicable income taxes. To the extent that such amounts related to investments that are permanent in nature, no adjustments for income taxes are made.

Foreign Currency Risk Management

        Effective January 1, 2001 the Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, collectively referred to as SFAS 133. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. The adoption of this standard did not have a material impact on the Company's financial statements.

        The Company periodically enters into forward foreign exchange contracts to offset certain operational and balance sheet exposures from changes in foreign currency exchange rates. Such exposures result from the portion of the Company's operations, assets and liabilities that are denominated in currencies other than the U.S. dollar, primarily the British pound, EURO and Australian dollar. The contracts that relate to firm, identifiable foreign currency commitments are designated as cash flow hedges and the gains and losses resulting from the impact of currency exchange rate movements on these contracts are not recognized in operations until the underlying hedge transactions are recognized. Unrealized gains and losses resulting from the impact of currency exchange rate movements on forward foreign exchange contracts designated to offset certain non-U.S. dollar denominated assets and liabilities are recognized as other comprehensive income (loss) and offset the foreign currency gains and losses on the underlying exposures being hedged. The Company does not enter into foreign currency transactions for speculative purposes.

Reclassifications

        Certain reclassifications of prior year amounts have been made for consistent presentation.

Effect of Recently Issued Accounting Standards

        In January 2003, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities; specifically, how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 does not change otherwise applicable revenue recognition criteria. EITF 00-21 is effective for revenue arrangements entered into fiscal periods beginning after June 15, 2003. The Company believes the adoption of EITF 00-21 will not have a material effect on the Company's financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The adoption of this interpretation will not have a material effect on the Company's consolidated financial statements.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation Transition and Disclosure ("SFAS 148"), an amendment to Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation("SFAS 123"), which provides alternatives for companies electing to account for stock-based compensation using the fair value criteria established by SFAS 123. The Company intends to continue to account for stock-based compensation under the provisions of the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of the Indebtedness of Others, which addresses the accounting for disclosure of guarantees. Interpretation No. 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of interpretation No. 45 will not have a material effect on the Company's financial statements.

        In July 2002, FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Restructuring Costs ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company may not restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue No. 94-3. The Company adopted SFAS 146 on January 1, 2003.

2.     ACCOUNTING CHANGE

        As of January 1, 2002, the Company adopted SFAS 142, which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and indefinite-lived intangible assets are no longer amortized but tested for impairment on an annual basis, or more frequently if circumstances warrant. The provisions of the standard also require the completion of a transitional impairment test in the year of adoption, with any impairment identified upon initial implementation treated as a cumulative effect of a change in accounting principle.

        In conjunction with the implementation of the SFAS 142, the Company completed a transitional goodwill impairment review. The results of the impairment review indicated that the carrying value of goodwill at January 1, 2002 may not be recoverable. The impairment review is based on a discounted cash flow approach that uses the Company's estimates of future market share, revenues and costs for each reporting unit as well as appropriate discount rates. As a result of the adoption of SFAS 142, the Company recorded a non-cash impairment charge of $448,374 ($428,374, net of related tax benefit) to reduce the carrying value of its goodwill. The impairment charge has been reflected as a cumulative effect of accounting change, net of tax benefit, in the accompanying consolidated statements of operations. The $448,374 impairment includes a charge of $293,000 related to the discontinued operations of HH Group.

        A summary of changes in the Company's goodwill during the year ended December 31, 2002, by reporting unit is as follows:

	December 31, 2001(c)	Additions & Adjustments(d)	Impairments	Currency Translation Adjustment	December 31, 2002
Monster(a)	$149,496	$12,135	$—	$22,563	$184,194
Advertising & Communications(b)	254,646	(21,669)	(126,000)	19,648	126,625
Directional Marketing(b)	59,502	28,778	(29,374)	(333)	58,573

Total	$463,644	$19,244	$(155,374)	$41,878	$369,392

(a)
In the year ended December 31, 2002, the business of Sale Search Rekrytering & Urval i Stockholm AB, a July 2001 acquisition, was moved from the Company's former eResourcing division to the Company's Monster division as a result of a regional consolidation. As a result, $1,267 of goodwill was transferred from the Company's former eResourcing division to its Monster division in the period.

(b)
In the year ended December 31, 2002, the business of USMotivation, Inc., a September 2001 acquisition, was moved from the Company's Advertising & Communications division to its Directional Marketing division as a result of management realignment. As a result, $20,368 of goodwill was transferred from the Company's Advertising & Communications division to its Directional Marketing division in the period. In addition, goodwill existing as of December 31, 2001 and the subsequent impairment that related to our Monstermoving operations are now combined with those of Directional Marketing.

(c)
Goodwill as of December 31, 2001 is shown net of accumulated amortization of $40,349.

(d)
Remaining additions and adjustments other than those discussed in (a) and (b) above consist of $10,629 relating to the Company's purchase business combination restructuring plans, other acquisition related costs of $872 and our acquisition of Moving.com, which resulted in goodwill of $6,476.

        As of December 31, 2002 and 2001, the Company's intangible assets consisted of the following:

	December 31, 2002		December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Amortization Period (Years)
Indefinite-lived Intangible Assets
Goodwill	$369,392	$—	$463,644	$—	20 to 30
Amortizable Intangible Assets
Client lists	17,593	(8,488)	20,241	(12,184)	5 to 30
Trademarks	9,939	(2,406)	7,070	(1,377)	3 to 30
Non-compete agreements	1,790	(1,614)	4,365	(3,568)	2 to 6
Other amortizable intangibles	746	(248)	1,053	(276)	4 to 10

Intangible assets	$399,460	$(12,756)	$496,373	$(17,405)

        Amortization expense for the year ended December 31, 2002 was $3,159, of which $2,405 related to the Company's continuing operations. Amortization expense from continuing operations for each of the five succeeding years is estimated to be approximately $2,500 per year.

        SFAS 142 also requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. In accordance with SFAS 142, the Company ceased amortizing goodwill effective January 1, 2002.

        The following tables present a reconciliation of net income and earnings per share for the years ended December 31, 2001 and 2000, adjusted to exclude goodwill amortization, net of income taxes. Goodwill was not amortized in the year ended December 31, 2002.

	Year Ended December 31,
	2001	2000
Net Income Reconciliation
Reported net income	$69,020	$50,863
Add back: Goodwill amortization, net of tax	20,470	14,368

Adjusted net income	$89,490	$65,231

Earnings Per Share Reconciliation
Basic Earnings per share:
Reported net income	$0.63	$0.48
Add back: Goodwill amortization, net of tax	0.19	0.14

Adjusted net income	$0.82	$0.62

Diluted Earnings Per Share:
Reported net income	$0.61	$0.46
Add back: Goodwill amortization, net of tax	0.18	0.13

Adjusted net income	$0.79	$0.59

Weighted average shares outstanding:
Basic	109,445	104,884

Diluted	113,426	111,375

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consists of the following:

	December 31,
	2002	2001
Capitalized software costs	$87,428	$73,072
Furniture and equipment	33,850	47,668
Leasehold improvements	37,795	36,923
Transportation equipment	666	944
Computer and communications equipment	85,674	85,267

	245,413	243,874
Less: Accumulated depreciation	121,911	100,413

Property and equipment, net	$123,502	$143,461

        Property and equipment includes equipment financed with capital leases at December 31, 2002 and 2001 with a cost of $21,182 and $23,450, respectively, and accumulated amortization of $16,630 and $14,961, respectively.

4.     BUSINESS COMBINATIONS

Merger & Integration Costs Incurred with Pooling of Interests Transactions

        In June 2001, the FASB issued SFAS 141, Business Combinations, which eliminates the pooling of interests method of accounting for all business combinations initiated after June 30, 2001. Details relating to the Company's pooling of interests transactions in its continuing operations are as follows:

        In connection with pooling of interests transactions, the Company expensed merger and integration costs of $3,178 for the twelve months ended December 31, 2002. Of this amount, $465 is related to merger costs and $2,713 is for additional integration costs.

        The merger costs of $465 consist of transaction related costs, including legal and accounting fees. The $2,713 of integration costs is detailed in the "Expensed" column of the following schedule of accrued Integration and Restructuring Costs below.

        The Company expensed merger & integration costs of $29,303 for the twelve months ended December 31, 2001, net of a $15,000 termination fee the Company received in connection with the termination of its merger with HotJobs.com, Ltd. ("HotJobs"). Of this amount, $4,336 is for merger costs and $24,967 is for integration costs. The merger costs of $4,336 for the year ended December 31, 2001 consist of (1) $540 of non-cash employee stay bonuses that are amortized over the course of a year from the date of grant for Monster Worldwide shares set aside for key personnel of acquired companies who must remain employees of the Company for a full year in order to earn such shares, (2) $4,907 paid in cash to key personnel of pooled companies as employee stay bonuses, (3) $11,293 of transaction related costs, including legal, accounting, printing and advisory fees, costs incurred for the subsequent registration of shares issued in the acquisitions, and other transaction costs incurred for mergers which were not consummated and (4) $4,596 in severance costs for managers and staff of pooled companies. These merger costs include $8,675 of transaction costs related to the terminated HotJobs merger offset by $17,000 received from HotJobs, of which $15,000 was a termination fee and $2,000 was for the reimbursement of expenses. Therefore, the net effect of the terminated merger resulted in a benefit of $8,325 to the Company. The $24,967 of integration costs is detailed in the "Expensed" column of the following schedule of accrued Integration and Restructuring Costs below.

        The Company expensed merger and integration costs of $13,609 for the year ended December 31, 2000. Of this amount, $7,875 is for merger costs and $5,734 is for integration costs. The $7,875 of merger costs consists of (1) $1,422 of employee stay bonuses and (2) $6,453 of severance and transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions. The $5,734 of integration costs is detailed in the "Expensed" column of the following schedule of accrued Integration and Restructuring Costs below.

Acquisitions Accounted for Using the Purchase Method

        The Company acquired 55 businesses between January 1, 2000 and December 31, 2002, which have been accounted for under the purchase method of accounting. Thirty-two of the Company's purchase acquisitions were subsequently spun-off in the Distribution of HH Group. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

        In September 2002, the Company's Directional Marketing division acquired Moving.com for cash of $2,938 and 396 shares of common stock valued at approximately $4,410. Moving.com is a leading relocation resource on the Internet and offers a wide variety of moving solutions to its users. The acquisition of Moving.com was made to enhance the Company's Monstermoving product offerings and give its users additional access to a premier network of relocation service providers. The Company has recorded approximately $6,476 of goodwill and $800 of trademarks in connection with the acquisition, none of which is deductible for tax purposes.

        In July 2001 the Company acquired, as part of its Monster division, 100% of the net assets and voting power of Jobline International AB ("Jobline") for net cash consideration of $108,061. Jobline was a leading online recruitment website throughout Europe and had a presence in several markets where the Company's Monster operations did not exist, primarily Scandinavia. The purchase of Jobline allowed the Company to significantly decrease the amount of time and resources needed to start-up and brand local language Monster websites in these new markets and to strengthen its existing position in certain markets. In connection with the acquisition, the Company recorded goodwill and other intangibles in its Monster segment of $100,634, all of which is deductible for tax purposes.

        During the year ended December 31, 2001, the Company acquired 34 businesses, in addition to Jobline. These acquisitions were primarily companies outside of the United States, in the Company's Advertising & Communications division and former eResourcing division as part of the Company's strategy to build a global cross-selling platform. In connection with these acquisitions, the Company paid cash of approximately $193,448, issued approximately 1,133 shares of common stock valued at $45,353 and issued notes payable to sellers of acquired companies totaling approximately $38,671. Total goodwill and other intangibles recorded in connection with the Company's 2001 purchase acquisitions was $432,420, including restructuring charges of $57,212. Of the total goodwill recorded in 2001, $172,760 related to operations that were subsequently discontinued.

        During the year ended December 31, 2000, the Company acquired 19 businesses across all of its divisions, for cash consideration of $120,684, issued approximately 1,393 shares of common stock valued at $93,884 and issued seller notes payable of $14,659. Including restructuring charges of $15,744, the Company recorded approximately $247,900 of goodwill and other intangibles for the year ended December 31, 2000. These acquisitions were made primarily to expand the Company's platform of services and enhance its Intern-to-CEO strategy globally. Of the total goodwill recorded in 2000, $199,895 related to operations that were subsequently discontinued.

        The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 2001 and 2000 assumes the acquisitions made in 2001 and 2000 occurred as of the beginning of 2000 and apply the accounting rules that were in effect at the date of acquisition. The operating results of the Company's September 2002 acquisition of Moving.com did not have a significant impact, on a pro-forma basis, on the Company's consolidated results of operations in 2002 or 2001. As of January 1, 2002, in accordance with SFAS 142, the amortization of goodwill has ceased. As a result, $6,938 and $7,007 of goodwill amortization expense, net of tax, that will not continue in future periods, is included in the pro forma results for the year ended December 31, 2001 and 2000, respectively.

	Year Ended December 31,
	2001	2000
Total revenue	$924,656	$835,662
Income from continuing operations	$59,568	$9,663
Net income	$22,476	$(4,315)
Income from continuing operations per share:
Basic	$0.54	$0.09
Diluted	$0.53	$0.09
Net income per share:
Basic	$0.20	$(0.04)
Diluted	$0.20	$(0.04)

        The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

Accrued Integration and Restructuring Costs

        Pursuant to the conclusions reached by the Emerging Issues Task Force ("EITF") of the FASB in EITF 94-3, and No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, in connection with the acquisitions and mergers made in 2002, 2001 and 2000 the Company formulated plans to integrate the operations of such companies. Such plans involve the closure of certain offices of the acquired and merged companies and the termination of certain management and employees. The objectives of the plans are to eliminate redundant facilities and personnel, and to create a single brand in the related markets in which the Company operates.

        In connection with such plans the Company expensed $2,713, $24,967 and $5,734 in its continuing operations in each of the three years ended December 31, 2002, relating to integration activities which are included as a component of merger and integration expenses.

        Accrued integration and restructuring costs and liabilities related to the Company's continuing operations are comprised of:

		Additions
Year ended December 31, 2002	Balance 12/31/01	Charged to goodwill	Expensed	Utilization	Balance 12/31/02
Assumed lease obligations on closed facilities(a)	$10,896	$(396)	$1,932	$(3,183)	$9,249
Consolidation of acquired facilities(b)	4,162	8,752	(891)	(9,282)	2,741
Contracted lease payments exceeding current market costs(c)	498	(99)	—	(51)	348
Severance and related employee benefits(d)	3,781	2,372	1,672	(7,808)	17
Pension obligations(e)	585	—	—	(585)	—

Total	$19,922	$10,629	$2,713	$(20,909)	$12,355

		Additions
Year ended December 31, 2001	Balance 12/31/00	Charged to goodwill	Expensed	Utilization	Balance 12/31/01
Assumed lease obligations on closed facilities	$3,573	$3,629	$7,494	$(3,800)	$10,896
Consolidation of acquired facilities	456	15,019	9,896	(21,209)	4,162
Contracted lease payments exceeding current market costs	514	378	—	(394)	498
Severance and related employee benefits	284	11,942	7,577	(16,022)	3,781
Pension obligations	1,489	—	—	(904)	585

Total	$6,316	$30,968	$24,967	$(42,329)	$19,922

		Additions
Year ended December 31, 2000	Balance 12/31/99	Charged to goodwill	Expensed	Utilization	Balance 12/31/00
Assumed lease obligations on closed facilities	$3,485	$(6)	$716	$(622)	$3,573
Consolidation of acquired facilities	4,749	2,330	4,749	(11,372)	456
Contracted lease payments exceeding current market costs	562	298	—	(346)	514
Severance and related employee benefits	759	1,907	1,018	(3,400)	284
Provision for uncollectible receivable	—	470	(749)	279	—
Pension obligations	1,658	—	—	(169)	1,489

Total	$11,213	$4,999	$5,734	$(15,630)	$6,316

(a)
Accrued liabilities for surplus properties relate to leased office locations of the acquired companies that are either under utilized prior to the acquisition date or closed by the Company in connection with acquisition-related restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease income.

(b)
Costs associated with the consolidation of existing offices of acquired companies relate to termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

(c)
Above market lease costs relate to the present value of contractual lease payments in excess of current market lease rates.

(d)
Estimated severance payments and related employee benefits relate to the severance of terminated employees at closed locations. As of December 31, 2002, the remaining accrual related to approximately 3 employees, including senior management personnel at duplicate corporate headquarters and administrative personnel.

(e)
Pension obligations relate to the Company's acquisition of Austin Knight Ltd.

        The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. In connection with the finalization of preliminary plans relating to purchased entities, additions to restructuring reserves within one year of the date of acquisition are treated as additional purchase price; costs incurred resulting from plan revisions made after the first year will be charged to operations in the period in which they occur. Reductions to restructuring reserves established in connection with purchase business combinations are recorded as a reduction to goodwill.

        The following table presents the summary activity relating to the Company's integration plans. Amounts in the "Additions" column of the following table represent amounts charged to goodwill in connection with purchase acquisitions and amounts charged to integration expense for acquisitions accounted for as pooling of interests. Additions to plans are recorded from the date of the business combination to the date the plan is finalized, within one year from the date of acquisition. As a result, additions in a year may relate to the finalization of plans initiated in the prior year. Amounts reflected in the "Change in estimate" column represent modifications to plans, subsequent to finalization. Cash payments and associated write-offs relating to the plans are reflected in the "Utilization" caption of the following table. Details of the exit plan activity comprising the Company's integration and restructuring accruals as of December 31, 2002 and 2001 are as follows:

For the year ended December 31, 2002	Balance 12/31/2001	2002 Plan Additions	Change in Estimate	Utilization	Balance 12/31/2002
2000 Plans	$4,891	$—	$616	$(3,187)	$2,320
2001 Plans	15,031	—	(4,771)	(5,912)	4,348
2002 Plans	—	17,497	—	(11,810)	5,687

Total	$19,922	$17,497	$(4,155)	$(20,909)	$12,355

For the year ended December 31, 2001	Balance 12/31/2000	2001 Plan Additions	Change in Estimate	Utilization	Balance 12/31/2001
2000 Plans	$6,316	$—	$2,535	$(3,960)	$4,891
2001 Plans	—	53,400	—	(38,369)	15,031

Total	$6,316	$53,400	$2,535	$(42,329)	$19,922

        Net additions in 2002 of $13,342 included integration expense of $2,713 and additions to goodwill of $10,629. Additions in 2001 of $55,935 included integration expenses of $24,967 and additions to goodwill of $30,968.

        During the year ended December 31, 2002, the Company reversed integration and restructuring accruals of $4,155, primarily related to severance and office integration costs. This reversal was recorded as a reduction to integration expenses of $1,049 and a reduction to goodwill of $3,106. The reversals were primarily a result of the Company's second quarter 2002 business reorganization initiative, where certain of the Company's previous acquisition related integration plans were abandoned in favor of a company-wide reorganization (See Note 5).

        For the year ended December 31, 2001, the change in estimate recorded relates entirely to goodwill additions of $2,535.

        In the year ended December 31, 2001, the Company increased its 2000 plans to accommodate overestimates of sublease income with respect to its acquired facilities.

5.     BUSINESS REORGANIZATION AND OTHER SPECIAL CHARGES

        In the second quarter of 2002, the Company announced a reorganization initiative to further streamline its operations, lower its cost structure, integrate businesses previously acquired and improve its return on capital. This reorganization program includes a workforce reduction, consolidation of excess facilities, restructuring of certain business functions and other special charges, primarily for exiting activities that are no longer part of the Company's strategic plan.

        In the fourth quarter of 2002, the Company announced further reorganization efforts related to the spin-off of its eResourcing and Executive Search business units. The charge consists primarily of workforce reduction, office consolidation costs and related asset write-offs, professional fees and other special charges. The Company will incur additional charges through the effective date of the distribution, primarily relating to workforce reduction, office consolidation costs, asset write-offs, and professional fees (primarily legal, accounting and investment banking fees).

        As a result of the reorganization initiatives, the Company recorded business reorganization and other special charges of $103,820 classified as a component of operating expenses, for the twelve months ended December 31, 2002.

        Information relating to the business reorganization and other special charges in the Company's continuing operations is as follows:

Workforce Reduction

        During the year ended December 31, 2002, the Company incurred business reorganization costs to reduce its global workforce by approximately 1,000 employees. As a result, the Company recorded a workforce reduction charge of $24,955 for the year ended December 31, 2002, primarily relating to severance and related benefits. As of December 31, 2002, the remaining accrual related to approximately 432 employees.

Consolidation of Excess Facilities and Other Special Charges

        During the year ended December 31, 2002, the Company recorded charges of $56,404 related to consolidation of excess facilities, and professional fees and other charges. Consolidation of excess facilities includes: (a) $41,396 relating to future operating lease obligations (primarily related to office abandonment), non-cancelable lease costs and other contractual arrangements with third parties net of estimated sublease income, and (b) $15,008 for fixed asset write-offs related to property and equipment that was disposed of or removed from operations including leasehold improvements, computer equipment, software and furniture and fixtures. The Company also recorded $9,742 for the write-down of investments in and loans to certain businesses that are no longer considered to be part of Monster Worldwide's strategic plan. Professional fees and other charges were $12,719 and primarily relate to legal costs in connection with workforce reduction and professional fees in connection with the spin-off transaction.

        A summary of the business reorganization costs and other special charges is outlined as follows:

Business Reorganization Costs and Other Special Charges	Total Charge	Non-cash Charges	Cash Payments	Liability at 12/31/02
Workforce reduction	$24,955	$(3,113)	$(8,218)	$13,624
Consolidation of excess facilities	56,404	(15,008)	(2,890)	38,506
Write-down of investments	9,742	(9,742)	—	—
Professional fees and other	12,719	—	(4,849)	7,870

Total	$103,820	$(27,863)	$(15,957)	$60,000

        The following table presents a summary of plan activity related our business reorganization costs in the year ended December 31, 2002. Amounts in the "Additions" column of the following table represent amounts charged to business reorganization and other special charges in the Company's statement of operations. Costs under these plans are charged to expense as estimates are finalized and events become accruable. Amounts reflected in the "Change in estimate" column represent modifications to previously accrued amounts that were initially established under each plan. Cash payments and associated write-offs relating to the plans are reflected in the "Utilization" caption of the following table.

For the year ended December 31, 2002	Balance 12/31/2001	2002 Plan Additions	Change in Estimate	Utilization	Balance 12/31/2002
Second Quarter Reorganization Plan	$—	$61,808	$—	$(35,585)	$26,223
Fourth Quarter Reorganization Plan	—	42,012	—	(8,235)	33,777

Total	$—	$103,820	$—	$(43,820)	$60,000

6.     SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid for interest and income taxes amounted to the following:

	Years Ended December 31,
	2002	2001	2000
Interest	$5,389	$7,484	$7,011
Income taxes	$25,465	$13,998	$23,111

        In conjunction with purchase acquisitions, the Company used cash as follows:

	Year Ended December 31,
	2002	2001	2000
Fair value of assets acquired, excluding cash	$16,186	$359,862	$38,080
Less: Liabilities assumed and created upon acquisition	(371)	(128,456)	(17,251)

Net cash paid	$15,815	$231,406	$20,829

Capital lease obligations incurred	$—	$368	$5,126

7.     FINANCING AGREEMENT

        The Company obtains its primary financing from a syndicate of lenders under a five-year financing agreement as amended and restated on November 5, 1998 (the "Agreement"). Subsequent to the five-year term, which expires on November 4, 2003, the Agreement provides for one-year extensions subject to the approval of all lenders. The Agreement provides for borrowings of up to $185 million at the Company's choice of either (1) the higher of (a) prime rate or (b) Federal Funds rate plus 1/2 of 1% or (2) LIBOR plus a margin determined by the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization (EBITDA) as defined in the Agreement. At December 31, 2002 the margin equaled 0.5%. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed as defined in the Agreement. Substantially all of the assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, distribute assets, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. The Agreement also provides for a fee on any unused portion of the commitment based upon a rate determined by the ratio of the Company's debt to EBITDA. At December 31, 2002, this rate equaled 0.2%. We replaced our financing agreement with a new lender in April 2003, in conjunction with our spin-off of HH Group. Interest rates on the replacement financing arrangement are expected to be substantially similar to our current financing arrangement. Total availability under the proposed credit facility is being negotiated.

        At December 31, 2002, the utilized portion of this agreement was approximately $15,717 of which $10,209 is reflected as a reduction to accounts receivable and $5,449 is for standby letters of credit. In addition, approximately $169,342 was unused and accounts receivable are sufficient to allow for the draw-down of the entire amount. At December 31, 2002, the prime rate, Federal Funds rate and one month LIBOR were 4.25%, 1.16% and 1.38%, respectively.

8.     BORROWINGS

        Long-term debt consists of the following:

	December 31,
	2002	2001
Borrowings under financing agreement (see Note 7)	$59	$729
Borrowings under other financing agreements, interest payable at rates varying from 5.0% to 9.2%, and collateralized by certain assets	—	375
Acquisition notes payable, non-interest bearing, interest imputed at rates ranging from 5.0% to 9.5%, due in varying installments through 2006	2,457	10,005
Capitalized lease obligations, payable with interest from 6% to 16%, in varying installments through 2007	2,604	8,894
Notes payable, in varying monthly installments maturing through 2012, with interest rates ranging from 3.0% to 10.0%	511	488

	5,631	20,491
Less: Current portion	2,890	14,278

Long-term debt	$2,741	$6,213

        Debt matures as follows:

December 31, 2002
2003	$2,890
2004	332
2005	1,252
2006	545
2007	292
Thereafter	320

$5,631

9.     JOINT VENTURES

        During the year ended December 31, 2000, the Company entered into joint venture agreements with Ninemsn and Ecorp to facilitate the expansion of Monster in Australia and key Asia/Pacific regions. Under the terms of the agreements, Monster became the exclusive job search and career content provider on NineMSN's Internet portal site and gained access to Ecorp's pre-established internet markets in Singapore, Hong Kong, India, Thailand and the Philippines. The Company is a 50% shareholder in the Australian venture and a 65% shareholder in the Asia/Pacific venture. Both ventures have been consolidated to reflect the managerial and operating control by Monster Worldwide.

        In August 2003, the Company terminated its joint venture arrangement with Ninemsn in Australia and New Zealand (the "Disposition"). As a result of the Disposition, the Company shut down its websites in Australia and New Zealand (Monster.au and Monster.nz) and redirected all traffic to its Monster.com website. The Company's shut down plan included employee terminations, client notifications and property abandonment. The Company's shut down plan was substantially complete as of August 15, 2003. As a result of the Disposition, the Company's financial statements have been restated to reflect the termination of the joint venture arrangement as discontinued operations for all periods presented (see Note 15).

10.   STOCKHOLDERS' EQUITY

(A)    Common and Class B Common Stock

        Common and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes and is convertible, at any time, at the option of the stockholder into one share of common stock.

        On February 29, 2000, the Company effected a 2-for-1 stock split in the form of a stock dividend. All share and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

(B)    Share Repurchase Program

        In September 2002, the Board of Directors approved a share repurchase plan to acquire outstanding common stock on the open market. Under the terms of the plan, the Company is authorized to repurchase up to five million shares of common stock and intends to purchase such shares from time-to-time as conditions warrant. The Company's Board of Directors has authorized these purchases to occur over a period of eighteen months. As of December 31, 2002, the Company had repurchased 927 shares of TMP Worldwide common stock for an aggregate purchase price of $9,842 in cash.

(C)    Stock Options

        In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 6,000 shares of common stock of the Company, as amended on April 27, 1998. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates. Under this plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant that may be made to an executive officer in any calendar year is 300 shares as amended on June 25, 1997. At December 31, 2002, approximately 1,100 options were exercisable and approximately 1,600 options are available for future grants.

        In January 1996, the Company adopted a stock option plan for non-employee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 360 shares of common stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's non-employee directors of an option to purchase 22.5 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors. In December, 1998 the Director's Plan was replaced by the 1999 Plan (see below) and as such, no options are available for future grants under the Director's Plan. At December 31, 2002, approximately 67 options were exercisable under this plan.

        In December 1998, the Company adopted a long-term incentive plan (the "1999 Plan"), pursuant to which stock options, stock appreciation rights, restricted stock and other equity based awards may be granted. Stock options that may be granted may be incentive stock options and nonqualified stock options within the meaning of the Code. The total number of shares of the common stock of the Company that may be granted under the 1999 Plan is the sum of 30,000 and the number of shares available for new awards under the Stock Option Plan. At December 31, 2002, approximately 9,400 options were exercisable and 8,900 options are available for future grants.

        All amounts below reflect option activity of employees in the Company's continuing operations as well as HH Group employees.

	December 31, 2002		December 31, 2001		December 31, 2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	18,332	$32.38	16,965	$31.44	16,008	$24.43
Granted	3,774	18.67	5,597	32.01	3,963	57.49
Exercised	(455)	16.12	(2,159)	18.53	(2,131)	15.63
Forfeited/cancelled	(2,874)	38.37	(2,053)	38.15	(875)	34.29

Outstanding at end of year	18,747	$28.91	18,332	$32.38	16,965	$31.44

Options exercisable at year-end	10,505	$29.51	7,562	$28.46	4,932	$21.75

Weighted average fair value of options granted during the year		$15.09		$28.31		$44.57

        The following table summarizes information about stock options outstanding at December 31, 2002:

Range of Exercise Prices	Number Outstanding at December 31, 2002	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable at December 31, 2002	Weighted Average Exercise Price
$0.00 to $20.00	4,229	$10.80	6.8	2,683	$11.28
20.01 to 26.00	4,933	23.01	6.8	2,554	22.82
26.01 to 32.00	4,896	28.52	8.0	2,100	28.75
32.01 to 50.00	2,971	45.88	6.9	2,211	45.86
50.01 to 81.38	1,718	62.20	7.0	957	62.25

Total	18,747	$28.91		10,505	$29.51

11.   INCOME TAXES

        The components of income (loss) from continuing operations before the provision for income taxes, minority interests and accounting change are as follows:

	Year Ended December 31,
	2002	2001	2000
Domestic	$10,058	$170,876	$131,480
Foreign	(15,484)	(12,340)	(11,621)

Total income (loss) from continuing operations before provision (benefit) for income taxes, minority interests and accounting change	$(5,426)	$158,536	$119,859

        The provision for income taxes in the Company's continuing operations is as follows:

	Year Ended December 31,
	2002	2001	2000
Current tax provision:
U.S. Federal	$16,106	$62,601	$25,231
State and local	2,169	8,407	7,660
Foreign	2,210	1,429	(1,044)

Total current	20,485	72,437	31,847

Deferred tax provision (benefit):
U.S. Federal	(2,771)	(2,881)	16,222
State and local	(372)	(387)	8,313
Foreign	(7,493)	(4,511)	(6,395)

Total deferred	(10,636)	(7,779)	18,140

Total provision (benefit)	$9,849	$64,658	$49,987

        The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2002	2001
Current deferred tax assets (liabilities):
Earned commissions	$(2,302)	$(2,805)
Allowance for doubtful accounts	8,808	9,562
Work-in-process	(4,899)	(5,282)
Accrued expenses and other liabilities	(908)	2,323
Accrued compensation	418	1,672
Accrued business reorganization and other special charges	10,040	—
Tax loss carry forwards	3,354	4,786

Total current deferred tax asset	14,511	10,256

Non-current deferred tax assets (liabilities):
Unrealized depreciation in investments	—	722
Property and equipment	(8,070)	(4,372)
Intangibles	(2,320)	(1,817)
Accrued expenses and other liabilities	(467)	(3,579)
Accrued business reorganization costs	5,335	—
Tax loss carry forwards	42,895	25,119
Foreign tax credits	1,374	1,350

Total non-current deferred tax asset	38,747	17,423

Valuation allowance	(23,578)	(14,945)

Net deferred tax asset	$29,680	$12,734

        As of December 31, 2002 and 2001, net current deferred tax assets were $13,231 and $10,256, respectively and net non-current deferred tax assets of $16,449 and $2,478, respectively.

        At December 31, 2002, the Company has net operating loss carry forwards, related to its continuing operations, for U.S. Federal tax purposes of approximately $12.3 million, which expire in stages beginning 2019 through 2022, and operating loss carry forwards in the United Kingdom of approximately $55 million. In addition, the Company also has approximately $56 million of net operating losses in various other countries throughout the world. The Company has concluded that, based on expected future results, the future reversals of existing taxable temporary differences, the tax benefits derived from the exercise of nonqualified employee stock options, the amortization of benefits from taxable poolings and the loss carry forwards of certain subsidiaries, which are only usable by such subsidiary, there is no reasonable assurance that the entire tax benefit can be used. Accordingly, a valuation allowance has been established. In addition, the deferred tax benefits from taxable poolings and those derived from the exercise of nonqualified stock options were recorded net of the valuation allowance as additional paid-in capital. Should this valuation allowance be reversed, the resulting benefit will be recorded as additional paid-in capital.

        In connection with the cumulative effect of accounting change in 2002, described in Note 2, the Company recorded a deferred tax asset of $20,000, of which $6,000 related to the Company's continuing operations. In addition, the Company recorded income tax expense (benefit) in its discontinued operations of $(31,130), $(7,092) and $8,263 in each of the three years ended December 31, 2002.

        The provision for income taxes related to the Company's continuing operations differs from the amount computed using the Federal statutory income tax rate as follows:

	Year Ended December 31,
	2002	2001	2000
Provision (benefit) at Federal statutory rate	$(1,899)	$55,489	$41,951
State income taxes, net of Federal income tax effect	294	4,998	6,611
Nondeductible expenses(1)	923	5,297	2,942
Effect of foreign operations	(4,800)	(6,359)	(3,827)
Losses (profits) of pooled entities taxed directly to owners	—	207	(576)
Increase in valuation allowance	8,633	5,715	1,956
Nondeductible business reorganization and other special charges	6,171
Other	527	(689)	930

Income tax provision (benefit)	$9,849	$64,658	$49,987

(1)
Primarily due to nondeductible (i) merger and integration costs of $1.4 million, $9.2 million and $5.7 million, respectively, which at the Federal statutory rate would have equated to a tax benefit of $0.5 million, $3.2 million and $2.0 million, respectively, (ii) amortization of intangible assets and (iii) meals & entertainment expenses.

        Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings. The Company does not believe there are any undistributed foreign earnings.

12.   COMMITMENTS AND CONTINGENCIES

(A) Leases

        The Company leases its facilities and a portion of its capital equipment under operating leases and certain equipment under capital leases that expire at various dates through 2015. Some of the operating leases provide for increasing rents over the terms of the leases; total rent expense under these leases is recognized ratably over the lease terms. Future minimum lease commitments under non-cancelable operating leases and capital leases were $460,257 and $4,189, respectively at December 31, 2002. The following table presents future minimum lease commitments under non-cancelable operating leases and capital leases related to the Company's continuing operations:

	Capital Leases	Operating Leases
2003	$1,898	$25,558
2004	310	24,334
2005	206	23,657
2006	169	22,263
2007	87	21,022
Thereafter	—	80,072

	2,670	$196,906

Less: Amount representing interest	66

Present value of minimum lease payments	2,604
Less: Current portion	1,878

	$726

        Total rent and related expenses under operating leases was $61,452, $66,081 and $66,020 for each of the three years ended December 31, 2002, of which $26,476, $26,563, and $32,040, respectively, related to the Company's continuing operations. Operating lease obligations after 2007 relate primarily to building leases.

(B) Consulting, Employment and Non-compete Agreements

        The Company has entered into various consulting, employment and non-compete agreements with certain key management personnel and former owners of acquired businesses. Agreements with key members of management are generally one year in length, on an at will basis, and provide for compensation and severance payments under certain circumstances and are automatically renewed annually unless either party gives sufficient notice of termination. Agreements with former owners of acquired businesses are generally two to five years in length, with one for a term of fifteen years.

(C) Employee Benefit Plans

        The Company has a 401(k) profit sharing plan covering all eligible employees. Discretionary employer matching contributions included in continuing operations, which are primarily a maximum of 2% of eligible payroll of participating employees, and paid by a contribution of cash and Monster Worldwide shares amounted to $3,447, $3,320 and $2,455 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Outside of the United States, the Company has defined contribution employee benefit plans in the countries in which it operates. The cost of these plans included in continuing operations were $2,764, $2,804 and $2,052 for the years ended December 31, 2002, 2001 and 2000, respectively.

(D) Litigation

        The Company is subject to various claims from taxing authorities, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable and the amounts are estimable. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

(E) Content and Marketing Agreements

        In December, 1999, the Company entered into a content and marketing arrangement with America Online, Inc. Pursuant to this arrangement, the Company's flagship Interactive property, Monster, for the payment of $100 million over four years, would be the exclusive provider of career search services in the United States and Canada for four years to AOL members. The $100 million is being expensed pro rata over the four-year life of the agreement pursuant to the number of impressions contracted per year as a percent of the total impressions anticipated over the life of the agreement.

        In November 2001, the Company entered into a content and marketing arrangement with Microsoft Network ("MSN"), whereby Monster became the exclusive provider of career search services in the United States for three years to MSN users. Under the terms of the agreement, the Company will pay MSN, on a performance basis for three years, up to certain limitations.

        The Company will not renew these contracts upon their expiration.

13.   FORWARD FOREIGN EXCHANGE CONTRACTS

        Effective January 1, 2001, the Company adopted SFAS 133 requiring that all derivative instruments be recorded on the balance sheet at fair value. The Company has entered into foreign forward exchange contracts to hedge identifiable foreign currency commitments associated with transactions in the regular course of the Company's foreign operations as a result of the Company's exposure to exchange risk. The Company transacts business in various foreign currencies, primarily the British Pound, EURO, and Australian dollar. The maturities on these contracts generally do not exceed twelve months. Realized gains and losses are deferred until the underlying transaction being hedged occurs, and then are recognized as part of the transaction. The Company's statements of stockholders' equity reflects the fair value of the instruments of $348 at December 31, 2002, and $332 at December 31, 2001, recorded as accumulated other comprehensive income (loss). The net change in unrealized loss of $680 in 2002 and unrealized gain of $332 in 2001, related to $22,475, and $104,316 in forward foreign exchange contracts outstanding in 2002 and 2001, respectively.

14.   RELATED PARTY TRANSACTIONS

        The Company charged management and other fees to unconsolidated affiliates for services provided of $931 for the year ended December 31, 2000. No such amounts were charged for 2001 or 2002. Such fees are reflected as a reduction of salaries and related costs in the accompanying consolidated statements of operations.

        The Company leases an office from an entity in which its Chief Executive Officer and other stockholders have a 90% ownership interest. Annual rent expense under the lease, which expires in the year 2004, amounts to approximately $554.

        The Company periodically uses the services of an aircraft from a company owned by the Chief Executive Officer, and in connection therewith, $262, $145 and $561 was charged to expense during the years ended December 2002, 2001 and 2000, respectively.

        The Company leased certain office space in 2001 and 2002 to an investment company that is 50% owned by the Company's Chief Executive Officer. Total rental income received from the investment company was $101 and $80 in the years ended December 31, 2002 and 2001, respectively.

15.   DISCONTINUED OPERATIONS

        On March 31, 2003, the Company completed the distribution (the "spin-off") of the common stock of Hudson Highland Group, Inc. ("HH Group"), previously reported as the eResourcing and Executive Search divisions of Monster Worldwide. The spin-off was effected by way of a pro-rata tax free dividend (the "Distribution") of the common stock of HH Group to holders of Monster Worldwide common stock on March 31, 2003. In the Distribution, Monster Worldwide's stockholders received one share of HH Group common stock for every 13 1/3 shares of Monster Worldwide common stock owned. Monster Worldwide's stockholders paid no consideration for the shares of HH Group stock they received. As a result of the spin-off, the Company's financial statements have been restated to reflect HH Group as discontinued operations for all periods presented.

        In August 2003, the Company terminated its joint venture arrangement with Ninemsn in Australia and New Zealand (the "Disposition"). As a result of the Disposition, the Company shut down its websites in Australia and New Zealand (Monster.au and Monster.nz) and redirected all traffic to its Monster.com website. The Company's shut down plan included employee terminations, client notifications and property abandonment. The Company's shut down plan was substantially complete as of August 15, 2003. As a result of the Disposition, the Company's financial statements have been restated to reflect the termination of the joint venture arrangement as discontinued operations for all periods presented.

        The assets and liabilities of HH Group and the joint venture as of December 31, 2002 and 2001 are as follows:

	December 31,
	2002	2001
Assets of discontinued operations:
Cash and accounts receivable, net	$188,565	$203,681
Intangibles, net	201,937	460,879
Other	124,808	165,393

Total assets of discontinued operations	$515,310	$829,953

Liabilities of discontinued operations:
Accrued expenses and other current liabilities	$80,963	$137,722
Other	74,255	149,710

Total liabilities of discontinued operations	$155,218	$287,432

        Summarized results of operations relating to HH Group and the joint venture (as reported in discontinued operations) for the years ended December 31, 2002, 2001 and 2000 are as follows:

	Year ended December 31,
	2002	2001	2000
Revenue	$414,082	$573,483	$656,473

Salaries and related, office and general, and marketing and promotion	457,122	546,707	600,990
Merger and integration	5,373	43,177	50,995
Business reorganization and other special charges	74,538	—	—
Amortization of intangibles	754	14,324	8,947

Total operating expenses	537,787	604,208	660,932

Operating loss	(123,705)	(30,725)	(4,459)
Non-operating expenses, net	(888)	(2,817)	(6,729)
Minority interests	(1,963)	(1,148)	(701)

Loss before income taxes	(122,630)	(32,394)	(10,487)
Provision (benefit) for income taxes	(31,130)	(7,092)	8,263

Loss from discontinued operations, net of tax	$(91,500)	$(25,302)	$(18,750)

        The provision for income taxes reported in discontinued operations differs from the amount computed using the Federal statutory income tax rate primarily as a result of change in valuation allowance, non-deductible expenses in all periods presented, including non-deductible business reorganization and other special charges in 2002, and profits of pooled entities in 2000, which were taxed directly to the owners of the pooled entities.

16.   SEGMENT AND GEOGRAPHIC DATA

        The following segment information is presented in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). This standard is based on a management approach that requires segmentation based upon the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. The Company's financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with generally accepted accounting principles.

        The Company's continuing operations consist of three business segments: Monster, Advertising & Communications, and Directional Marketing. Corporate level operating expenses are allocated to the segments and are included in the operating results below. The Company has structured its operations to encourage the cross selling of Monster. Products and services sold by other operating segments on behalf of Monster are recognized as revenue in the Monster operating segment. Monster recognized revenue relating to cross selling of $36.6 million, $40.0 million, and $3.1 million for the three years ended December 31, 2002. This revenue includes cross-selling revenue recognized by the Monster segment from the Company's discontinued eResourcing division. In addition, the Company's Advertising & Communications division recognizes revenue from its agency/media relationship with Monster on the sale of certain Monster products to its clients. Revenue recognized by the Advertising & Communications segment as a result of this relationship was $12.6 million, $8.1 million, and $4.0 million for the three years ended December 31, 2002.

        In the year ended December 31, 2002, the Company changed the composition of its segments to reflect the internal reorganization of Monstermoving and Directional Marketing. As a result, the operations of Monstermoving are now combined with those of Directional Marketing and prior period disclosures have been restated for consistent presentation.

        During the year ended December 31, 2002, the Company moved the business of USMotivation, a September 2001 acquisition, from its Advertising and Communications segment to its Directional Marketing as a result of a management realignment. As a result, the operations of USMotivation are included in the Directional Marketing results below from January 1, 2002. For the year ended December 31, 2002, USMotivation reported commission and fees of $13,166 and operating income of $2,204. Prior periods have been restated for consistent presentation. For the year ended December 31, 2001, USMotivation reported revenue of $2,911 and an operating loss of $42.

        The following is a summary of the Company's operations by business segment and by geographic region, for the years ended December 31, 2002, 2001 and 2000.

Year ended December 31, 2002	Monster	Advertising & Communications	Directional Marketing	Total
Revenue	$414,367	$166,852	$119,321	$700,540

Salaries, related, office, general, marketing and promotion	335,848	164,735	97,204	597,787
Merger & integration costs	1,260	2,037	(119)	3,178
Business reorganization, spin-off and other special charges	47,803	34,984	21,033	103,820
Amortization of intangibles	1,451	285	669	2,405

Total operating expenses	386,362	202,041	118,787	707,190

Operating income (loss)	$28,005	$(35,189)	$534	$(6,650)

Year ended December 31, 2001	Monster	Advertising & Communications	Directional Marketing	Total
Revenue	$533,830	$216,489	$124,255	$874,574

Salaries, related, office, general, marketing and promotion	378,962	199,303	110,739	689,004
Merger & integration costs (a)	(707)	21,714	8,296	29,303
Amortization of intangibles (b)	2,952	6,150	3,008	12,110

Total operating expenses	381,207	227,167	122,043	730,417

Operating income (loss)	$152,623	$(10,678)	$2,212	$144,157

(a)
Net of a $15,000 termination fee, reflected in the Monster segment (see Note 4)

(b)
Includes goodwill amortization as follows:

Monster	$1,884
Advertising & Communications	5,673
Directional Marketing	2,229

Total	$9,786

Year ended December 31, 2000	Monster	Advertising & Communications	Directional Marketing	Total
Revenue	$377,682	$256,126	$117,245	$751,053

Salaries, related, office, general, marketing and promotion	294,283	227,343	108,309	629,935
Merger & integration costs	4,668	2,448	6,493	13,609
Amortization of intangibles (a)	2,489	6,097	2,210	10,796

Total operating expenses	301,440	235,888	117,012	654,340

Operating income (loss)	$76,242	$20,238	$233	$96,713

(a)
Includes goodwill amortization as follows:

Monster	$1,426
Advertising & Communications	5,619
Directional Marketing	1,417

Total	$8,462

        The following tables reconciles each reportable segment's assets to total assets reported on the Company's consolidated balance sheet as of December 31, 2002, 2001 and 2000, respectively:

Total Assets	12/31/02	12/31/01	12/31/00
Monster	$353,835	$353,806	$195,586
Advertising & Communications	293,100	424,878	501,127
Directional Marketing	209,092	255,612	196,218
Shared Assets*	259,458	342,113	501,559
Assets of discontinued operations	515,310	829,953	688,455

Total	$1,630,795	$2,206,362	$2,082,945

*
Shared assets represent assets that provide benefit to all of the Company's operating segments. Shared assets are not allocated to operating segments for internal reporting or decision making purposes.

Information by geographic region	United States	United Kingdom	Continental Europe	Other(a)	Total
Year ended December 31, 2002:
Revenue	$523,905	$87,460	$63,384	$25,791	$700,540
Income (loss) before taxes, minority interests and accounting change	$10,058	$2,904	$(15,981)	$(2,407)	$(5,426)
Long-lived assets(b)	$232,018	$120,965	$138,045	$19,178	$510,206
Year ended December 31, 2001:
Revenue	$676,626	$89,693	$81,358	$26,897	$874,574
Income (loss) before taxes and minority interests	$170,876	$5,677	$(13,389)	$(4,628)	$158,536
Long-lived assets(b)	$261,383	$156,645	$182,791	$21,610	$622,429
Year ended December 31, 2000:
Revenue	$604,342	$63,435	$54,174	$29,102	$751,053
Income (loss) before taxes and minority interests	$131,480	$(13,038)	$(1,285)	$2,702	$119,859
Long-lived assets(b)	$136,211	$76,844	$88,239	$30,482	$331,776

(a)
Includes Canada and the Asia Pacific region, primarily Australia.

(b)
Consists of property and equipment, goodwill and intangibles.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Monster Worldwide, Inc.
New York, New York

        The audits referred to in our report dated February 12, 2003, except for Note 15, which is as of August 15, 2003, relating to the consolidated financial statements of Monster Worldwide, Inc., which is contained in this Form 8-K, included the audits of the consolidated financial statement schedule listed in the accompanying index. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based upon our audits.

        In our opinion, the consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP

New York, New York
February 12, 2003, except for Note 15, which is
as of August 15, 2003.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)

DESCRIPTION COLUMN A	BALANCE AT BEGINNING OF PERIOD COLUMN B	CHARGED TO COSTS AND EXPENSES COLUMN C	CHARGED TO OTHER ACCOUNTS ADDITIONS	DEDUCTIONS COLUMN D	BALANCE AT END OF PERIOD COLUMN E
Allowance for doubtful accounts
Year ended December 31, 2000	$19,163	$21,323	$353	$12,141	$28,698
Year ended December 31, 2001	$28,698	$15,135	$795	$14,698	$29,930
Year ended December 31, 2002	$29,930	$6,600	$5	$11,528	$25,007

(1)
Initial reserves of companies acquired in purchase business combinations.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MONSTER WORLDWIDE, INC. (REGISTRANT)
	By:	/s/ MICHAEL SILECK
Michael Sileck Chief Financial Officer (Principal Financial Officer)
Dated: November 17, 2003
	By:	/s/ JONATHAN TRUMBULL
Jonathan Trumbull Vice President and Controller (Principal Accounting Officer)
Dated: November 17, 2003

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MONSTER WORLDWIDE, INC.
  ITEM 5. OTHER EVENTS
MONSTER WORLDWIDE, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
MONSTER WORLDWIDE, INC. INDEX
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
MONSTER WORLDWIDE, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
MONSTER WORLDWIDE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
MONSTER WORLDWIDE, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (in thousands)
MONSTER WORLDWIDE, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands, except per share amounts)
MONSTER WORLDWIDE INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands, except per share amounts)
MONSTER WORLDWIDE INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands, except per share amounts)
MONSTER WORLDWIDE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
MONSTER WORLDWIDE, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except per share amounts)
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)
SIGNATURES